Exhibit 10.16

FINAL EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of December 15, 2011

by and among

BROWN & BROWN, INC.,

PACIFIC MERGER CORP.,

ARROWHEAD GENERAL INSURANCE AGENCY SUPERHOLDING CORPORATION

and

SPECTRUM EQUITY INVESTORS V, L.P.

TABLE OF CONTENTS

i

ii

EXHIBITS

Exhibit A	Confidential Information and Non-Disclosure Agreement
Exhibit B	Escrow Agreement
Exhibit C	Non-Compete Agreement
Exhibit D	Opinion of Equityholders’ Counsel
Exhibit E	Release
Exhibit F	Written Consent
Exhibit G	Fold-In Acquisitions Examples

SCHEDULES

Schedule 1.1(a)	Transaction Compensation
Schedule 1.1(b)	Transaction Tax Benefit Schedule
Schedule 2.3(b)(viii)	Key Employee Agreements
Schedule 2.3(b)(xii)	Required Consents
Schedule 2.11	Withholding
Schedule 6.9(d)	Transfer Taxes

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 15, 2011 by and among BROWN & BROWN, INC., a Florida corporation (“Parent”), PACIFIC MERGER CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and ARROWHEAD GENERAL INSURANCE AGENCY SUPERHOLDING CORPORATION, a Delaware corporation (the “Company”), and SPECTRUM EQUITY INVESTORS V, L.P., a Delaware limited partnership, solely in its capacity as the Equityholders’ Representative hereunder (the “Equityholders’ Representative”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and in the best interests of their respective stockholders, and such Boards of Directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.01 per share of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than shares owned or held directly or indirectly by Parent or the Company and other than Dissenting Shares, shall be converted into the right to receive the consideration set forth in this Agreement;

WHEREAS, within one (1) Business Day following the execution and delivery of this Agreement, the Equityholders’ Representative shall execute and deliver the Written Consent to Parent, which Written Consent when executed and delivered shall be sufficient to obtain the Required Company Stockholder Approval;

WHEREAS, promptly following the execution and delivery of this Agreement, the respective Boards of Directors of Merger Sub and the Company shall present this Agreement for adoption by the respective stockholders of Merger Sub and the Company and for approval of the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also prescribe various conditions to the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“ACM” means American Claims Management, Inc., a California corporation.

“Action” means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution as to which written notice has been provided to the applicable party.

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through ownership of voting securities, contract or otherwise, and “controlled” and “controlling” shall have correlative meanings.

“AGIA” means Arrowhead General Insurance Agency, Inc., a Minnesota corporation.

“Aggregate Exercise Price” means the sum of all of the exercise prices for Company Options that are outstanding at the Effective Time.

“Applicable Percentage” means, with respect to any Equityholder, a ratio, expressed as a percentage (rounded to four decimal places), equal to (x) the sum of (i) the aggregate number of shares of Company Common Stock held by such holder immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock issuable in respect of all outstanding Company RSU Awards held by such holder at the Effective Time, plus (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full for cash of all outstanding Company Options held by such holder at the Effective Time, divided by (y) the Fully Diluted Common Stock Number.

“Balance Sheet Date” means November 30, 2011.

“Base Merger Consideration” means Four Hundred Million Dollars ($400,000,000.00).

“Business” means the business and operations of each of the Group Companies, as conducted as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Carrier” means any insurance company, surety, insurance pool, risk retention group, risk purchasing group, self-insured group, reinsurer, Lloyd’s of London syndicate, state fund or pool or other risk assuming entity in which any insurance, reinsurance, or bond has been placed or obtained.

“Cash” means cash and cash equivalents determined in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Company Financial Statements.

“Client” means any Person to whom any insurance products or services have been provided by an applicable Person.

“Client Account” means collectively, (a) the right to payment of a monetary obligation, whether or not earned by performance, for the provision of any insurance products or services to any Client, and (b) the goodwill and business relationship with such Client relating to the provision of any insurance products or services to such Client.

“Closing Cash” means the aggregate amount of Cash of the Group Companies as of the close of business on the Closing Date, prior to giving effect to the transactions contemplated hereby.

“Closing Debt” means the aggregate principal amount of, and accrued interest on and any pre-payment and interest rate swap buyout costs and expenses relating to, all Debt of the Group Companies as of the close of business on the Closing Date, prior to giving effect of the transactions contemplated hereby.

“Closing Statement” means the Closing Statement, setting forth the payment and/or allocation the Base Merger Consideration at Closing.

“Closing Working Capital” means (i) the aggregate dollar amount of all Current Assets (excluding any income Tax related assets (for example, but not by way of limitation, estimated income Tax payments and deferred income Taxes) and any inadequately collateralized notes receivable), less (ii) the aggregate dollar amount of all Current Liabilities including, without limitation, (1) the Group Companies’ aggregate liability for FICA, FUTA and SUTA Taxes with respect to all Transaction Compensation; any RSU Payments; and any Option Payments under Section 3.1(a), which shall be estimated on the Estimated Closing Balance Sheet and not subject to change in the Closing Balance Sheet, (2) any liabilities for potential draw-downs under any certificates of deposit securing any letter of credit obligations, (3) accrued profit sharing expenses, (4) Transfer Taxes, (5) payments made in connection with the termination of deferred compensation arrangements, as set forth in Schedule 1.1(a), and (6) deferred revenues and any loss and loss adjusting expense liabilities, including both the current and long-term portions of such deferred revenues and such loss and loss adjusting expense liabilities (but excluding Debt, Unpaid Company Transaction Expenses, the fair market value of derivatives and any income Tax related liabilities), in the case of each of clause (i) and clause (ii), as of the close of business on the Closing Date, prior to giving effect of the transactions contemplated hereby.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissions” means (a) commission revenues, including Overrides (if any) and GSCs (if any), plus (b) fees (other than Service Fees) in addition to or in lieu of commissions, provided such fees are disclosed and otherwise permissible in accordance with applicable law, plus (c) premium financing commissions, provided such fees are billed and received in accordance with applicable law, in each case net of any Commissions or referral fees paid to any third party producing or referring agent or broker. Commissions do not include Contingent Revenues.

“Company Employee” means each employee of the Group Companies.

“Company Option Plan” means the Amended and Restated Arrowhead General Insurance Agency SuperHolding Corporation Equity Incentive Plan, effective December 31, 2009.

“Company Options” means all outstanding options to purchase or otherwise acquire shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Option Plan.

“Company Preferred Stock” means the Series A preferred stock, par value $0.01 per share, of the Company.

“Company PSU Awards” means any awards of preferred stock units, including any awards of performance-based preferred stock units, outstanding under the Company PSU Plan.

“Company PSU Plan” means the Preferred Stock Unit Plan of Arrowhead General Insurance Agency SuperHolding Corporation, effective March 15, 2009.

“Company RSU Awards” means any awards of restricted stock units, including any awards of performance-based restricted stock units, outstanding under the Company RSU Plans.

“Company RSU Plans” means the Amended and Restated 2007 Stock Unit Plan of Arrowhead General Insurance Agency SuperHolding Corporation, dated March 31, 2009, and the Amended and Restated 2008 Stock Unit Plan of Arrowhead General Insurance Agency SuperHolding Corporation, dated March 31, 2009.

“Confidential Information and Non-Disclosure Agreement” means those certain Confidential Information and Non-Disclosure Agreements, in the form attached as Exhibit A hereto.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement between Arrowhead General Insurance Agency, Inc. and Parent, dated as of September 9, 2011.

“Contingent Revenues”—

(a) Contingent Revenues means all contingent, bonus, profit-sharing, subsidies, and similar incentive-based revenues, including, without limitation, all sliding-scale commissions arrangements.

(b) Contingent Revenues exclude:

(i) any specific percentage commission on premium to be paid by a Carrier set at the time of purchase, renewal, placement or servicing of an insurance policy;

(ii) any specific fee, to the extent legally permissible, to be paid by the Client Account in addition to or in lieu of such specific percentage commission;

(iii) a combination of such commissions and fees; and

(iv) Overrides.

“Contract” means any legally binding contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, or other commitment or arrangement.

“Current Assets” means current assets determined under GAAP and calculated in accordance with Section 2.8(a).

“Current Liabilities” means current liabilities determined under GAAP and calculated in accordance with Section 2.8(a).

“Damages” means any liabilities, losses, damages, penalties, fines, costs or expenses (including (a) reasonable attorneys and other professional advisory fees and expenses actually incurred, (b) applicable interest, and (c) an allocated portion, based upon devoted man-hours at a reasonable hourly rate for each applicable employee, of direct compensation expense for any employee of Parent or any Group Company who will be required to devote a material portion of such employee’s time in gathering information and otherwise assisting in the prosecution of the resolution of the Escheat Matters).

“Debt” means both the current and long-term portions of any amount owed without duplication in respect of (i) borrowed money, (ii) all outstanding letters of credit, (iii) capitalized lease obligations, (iv) all Liabilities related to or arising out of any prior acquisition or business combination, including any earnout, performance, bonus or other contingent payment arrangement, (v) reimbursement obligations, foreign exchange contracts and arrangements designed to provide protection against fluctuations in interest or currency exchange rates, including amounts payable to unwind such contracts or arrangements, including termination fees, prepayment penalties, break fees and the like; and (vi) all accrued and unpaid interest, prepayment penalties or premiums on, or any guarantees with respect to, any of the obligations referred to in the foregoing clauses (i) through (v); provided, however, that notwithstanding the foregoing, Debt shall not be deemed to include any accounts payable or any un-drawn letters of credit.

“DGCL” means the General Corporation Law of the State of Delaware.

“Earn-Out Amount” means (a) Five Million Dollars ($5,000,000.00) of the Base Merger Consideration, less (b) any amount by which Year Three EBITDA is less than $41,000,000.00; provided, however, that the Earn-Out Amount shall not exceed the amount of the Earn-Out Distributions.

“Earn-Out Distributions” shall have the meaning set forth in the Escrow Agreement.

“Earn-Out Equityholders” means all of the Management Equityholders other than Lewis DeFuria.

“Employee Benefit Plan” means any material plan, program, policy, agreement or arrangement (whether oral or written) maintained for the benefit of any current or former employee or director relating to employment, severance, termination or benefits, including each employment agreement, severance agreement, retention agreement, bonus plan, deferred compensation plan, pension plan, stock option plan, stock purchase plan, stock appreciation right or phantom stock plan, equity-based compensation arrangement, fringe benefit, incentive plan, profit-sharing plan, retirement plan, medical plan, vacation pay or sick pay plan, retiree medical plan, severance pay plan, change in control agreement, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, provided to any current or former director, officer, employee, or consultant of the Company, the Subsidiaries, or any ERISA Affiliate, which is maintained, sponsored, or contributed to by the Company, the Subsidiaries, or any ERISA Affiliates, or for which any such Person otherwise has any present or future Liability.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, defect of title or other similar encumbrance.

“Environmental Law” means any applicable Laws as in effect as of the date of this Agreement which regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation, protection of the health and safety of employees.

“Equityholder” means any holder of (i) Company Common Stock that is entitled to receive Per Share Merger Consideration under Section 2.6 and that has not perfected its appraisal rights pursuant to Section 3.3, (ii) Company RSU Awards that is entitled to receive an RSU Payment under Section 2.7(a), or (iii) Company Options that is entitled to receive an Option Payment under Section 2.7(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any Subsidiary, would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Escheat Matters” means any Damages, whether or not resulting from the breach of any representation or warranty by the Company under this Agreement, arising from the failure of any Group Company to pay an amount to any Governmental Authority, and/or to file any applicable report or return with, any Governmental Authority pursuant to any abandoned property, escheat or similar Law, which exceed the amounts that have been accrued for, or with respect to which there is a segregated cash account, on the Closing Balance Sheet.

“Escrow Agent” means First Republic Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, in the form attached as Exhibit B hereto, to be entered into as of the Closing Date by and among Parent, the Escrow Agent and the Equityholders’ Representative.

“Fully Diluted Common Stock Number” shall equal (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock subject to all outstanding Company RSU Awards at the Effective Time (including any Company RSU Award which vests at or as of the Effective Time), plus (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all outstanding Company Options that are exercisable at the Effective Time (including any Company Option which vests at or as of the Effective Time), less (iv) the aggregate number of shares of Company Common Stock to be cancelled at the Effective Time pursuant to Section 2.6(a).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, any governmental entity, commission, board, agency or instrumentality, and any court, tribunal or judicial body, or quasi-governmental authority, whether federal, state, county, local or foreign.

“Governmental Order” means any order, judgment, injunction or decree issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Group Company” means any of the Company and any of the Subsidiaries.

“GSCs” means guaranteed supplemental commissions.

“Hazardous Material” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, asbestos, urea, formaldehyde, PCBs, radon gas, or petroleum products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Income Tax” means a Tax based on net income, net profits, gross receipts, or similarly based, regardless of how such Tax is denominated by a Governmental Authority, but shall not include sales, use, payroll, withholding, personal or real property Tax.

“Income Tax Return” means any Tax Return relating to Income Tax.

“Individual Financial Product” means any individual life, long-term care, annuity, disability, accident, cancer, dental, or hospital confinement insurance policies, or any other insurance, financial or estate planning product sold to individuals or their estates (either directly or through a group arrangement), whereby forty percent (40%) or more of the policy premium is paid during the first year of the policy term.

“Institutional Equityholders” means Spectrum Equity Investors V, L.P., Spectrum V Investment Managers’ Fund, L.P., JMI Equity Fund V, L.P., and JMI Equity Fund (AI), L.P.

“Insurance Products or Services” means any insurance or reinsurance-related policies, programs, or services (a) provided or offered by, or (b) under development and to be imminently provided or offered by, any Group Company.

“Intellectual Property” means all intellectual property, including (i) patents and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations-in-part thereof, (ii) trademarks, trade dress, service marks, trade names, brand names, logos and slogans, and pending applications to register the same, (iii) copyrights and copyrightable works, including all writing, reports, analyses, evaluation protocols, designs, computer software, code, databases, software systems, mask works or other works, and pending applications to register the same, (iv) domain names and (v) trade secrets, methods, processes, practices, formulas and techniques.

“IRS” means the United States Internal Revenue Service, and any successor agency thereto.

“Jumbo Account” means California Restaurant Mutual Benefit Corporation.

“Key Employee Agreements” means, collectively, (a) the Management Employee Agreements, and (b) Confidential Information and Non-Disclosure Agreements between the Surviving Corporation and each of those Group Company employees set forth in Schedule 2.3(b)(viii).

“Knowledge of the Company” or “known to the Company” and any other phrases of similar import means, with respect to any matter in question relating to the Group Companies, the actual knowledge of each of the Management Equityholders after reasonable inquiry by them of those members of management having primary responsibility for the matters that are the subject of such representation or warranty and without any further duty of inquiry or other investigation.

“Law” means any federal, state, county, local or foreign statute, law, ordinance, Governmental Order or regulation or code of any Governmental Authority of competent jurisdiction.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Management Employee Agreements” means mutually agreeable (a) employment agreements by and among Parent, the Surviving Corporation, and the Management Equityholders, (b) Confidential Information and Non-Disclosure Agreements by and among Parent, the Surviving Corporation, and the Management Equityholders, and (c) Performance Stock Agreements by and between Parent and the Management Equityholders.

“Management Equityholder Life Policies” means any life insurance policies purchased by Parent or the Surviving Corporation on the lives of one or more of the Management Equityholders, pursuant to the terms and conditions of the employment agreements among Parent, the Surviving Corporation, and the Management Equityholders.

“Management Equityholders” means D. McDonald Armstrong, Stephen Bouker, Stephen Boyd, Mark Corey, Lewis DeFuria, Matthew Lubien, Scott Marshall, Deirdre Millwood, Ryan O’Connor, Dhara Patel, Rebecca Pinto, Michael Powell, Robert K. Schraner, Ronda Sedillo, and Chris L. Walker.

“Material Adverse Effect” means any change or effect that is materially adverse to the business, operations, financial condition, results of operations or assets of the Group Companies, taken as a whole, or the Company’s, any Subsidiary’s, or any Equityholder’s ability to perform its material obligations under this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby on a timely basis; provided, however, that none of the following shall be deemed, either alone or in combination with any other change or effect, to constitute, and no change or effect arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) the negotiation (including activities relating to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith, including the impact thereof on the relationships of the Group Companies with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Group Companies has any relationship; (ii) conditions affecting the industries in which the Group Companies operate or participate, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Group Companies operate, which conditions do not have a material disproportionate impact on the Group Companies, taken as a whole, or on AGIA or ACM individually; (iii) compliance with the terms of, or the taking of any action required by, this Agreement, or otherwise taken with the consent of Parent; (iv) any breach by Parent or Merger Sub of this Agreement or the Confidentiality Agreement; (v) the taking of any action by Parent or any of Parent’s Affiliates; (vi) any change in GAAP or applicable Laws (or interpretation thereof) which changes do not have a material disproportionate impact on the Group Companies, taken as a whole or on AGIA or ACM individually; (vii) any acts of God, calamities, acts of war, terrorism or military action or the escalation thereof; (viii) national or international political, general economic, social conditions or changes in the financial or capital markets, which events do not have a material disproportionate impact on the Group Companies, taken as a whole or on AGIA or ACM individually; (ix) any action required to be taken under applicable Laws, including any actions taken or required to be taken by any Group Company in order to obtain any approval or authorization for the consummation of the Merger under applicable antitrust or competition Laws; (x) any increase in the cost or change in the availability of financing necessary for the Parent and Merger Sub to consummate the transactions contemplated hereby; (xi) any action taken, or failure to take any action, or such other change or event, in each case to which Parent has consented, or the failure to take actions specified in Section 6.1 due to Parent’s failure to consent thereto following request by the Company; or (xii) any failure, in and of itself, by the Company to meet any projections, forecasts, or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect).

“Non-Compete Agreement” means those certain Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure Agreements, in the form attached as Exhibit C-1 and C-2 hereto, to be entered into as of the Closing Date by and among Parent, the Company and the Principal Equityholders.

“Opinion of Equityholder’s Counsel” means that certain written opinion of counsel of the Company and the Equityholders’ Representative, in the form attached as Exhibit D hereto, dated the Closing Date.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws or equivalent governing documents of such entity.

“Overrides” means a fixed rate compensation method for the provision of insurance services expressed either as a flat fee or as a percentage of the cost of a service.

“Parent Indemnitees” means Parent, Merger Sub, the Surviving Corporation, the Group Companies (after the Closing), their Affiliates (as to the Group Companies, after the Closing), and their respective directors, officers, employees, agents, representatives, successors, and assigns.

“Per Share Merger Consideration” means the quotient of (i) (A) the Base Merger Consideration, plus (B) the Aggregate Exercise Price plus (C) the Closing Working Capital, minus (D) the Target Working Capital, minus (E) the aggregate PSU Payments to be paid with respect to the Company PSU Awards, minus (F) the Unpaid Company Transaction Expenses, minus (G) the Closing Debt, and divided by (ii) the Fully Diluted Common Stock Number.

“Permit” means any license, franchise or permit with any Governmental Authority required by applicable Law for the operation of the Business.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges that are not delinquent or are being contested in good faith by appropriate proceedings; (ii) all cashiers’, landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, incurred in the ordinary course of business; (iii) all Laws and Governmental Orders; (iv) zoning, building codes, entitlement, and other land use and environmental regulations of any Governmental Authority; (v) all pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation; (vi) Encumbrances that will be released and discharged at or prior to the Closing; (vii) all leases, subleases, licenses, concessions or service contracts to which any Person or any of its Subsidiaries is a party; (viii) Encumbrances identified on documents or writings included in the public records; and (ix) all other liens and mortgages, covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which do not, individually or in the aggregate, materially detract from the value of, or materially interfere with, the present use, enjoyment, or transferability of, the asset or property subject thereto or affected thereby.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Post-Closing Tax” means any Tax relating to a Post-Closing Tax Period.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax” means any Tax relating to a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Principal Equityholders” means (a) the Institutional Equityholders and (b) the following Management Equityholders: D. McDonald Armstrong, Stephen Bouker, Stephen Boyd, Lewis DeFuria, Scott Marshall, and Chris L. Walker.

“Producer” means any independent third-party sub-producers for whom the Subsidiaries have placed or provided any Insurance Products or Services.

“Release” means that certain Release of the Institutional Equityholders and the Management Equityholders, in the form attached as Exhibit E hereto, dated as of the Closing Date.

“Required Company Stockholder Approval” means the approval of this Agreement and the transactions contemplated hereby by the affirmative vote (by action taken at a meeting or by written consent) of a majority of the shares of Company Common Stock outstanding on the record date for a stockholders meeting.

“Section 280G Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and to accept in substitution therefor the right to receive such payments only if approved by the stockholders of the Companies in a manner that complies with Section 280G(b)(5)(B) of the Code.

“Senior Executives” means D. McDonald Armstrong, Stephen Bouker, Stephen Boyd, Mark Corey, Lewis DeFuria, Tomer Eilam, Matthew Lubien, Scott Marshall, Lawrence Moonan, Deirdre Millwood, Adam Nordost, Ryan O’Connor, Dhara Patel, Rebecca Pinto, Michael Powell, Mark Richardson, Peter Savas, Robert K. Schraner, Ronda Sedillo, Joseph Shomphe, and Christopher T. Uchida, and Chris L. Walker.

“Service Fees” means fees charged for services such as consulting, program design and implementation, third-party administration, risk management, or other services not directly related to the placement of insurance coverage, pursuant to the terms of a written Contract with the Client Account.

“Special Matter” means any one or more of the following indemnity matters:

(a) As to Parent’s right to indemnity under this Agreement:

(i) Any breach of the Company’s representations and warranties contained in Section 4.1 (Corporate Status), Section 4.2 (Authority; Merger Approval), Sections 4.3(a)(i) and (a)(ii) and Section 4.3(b) as it relates to Governmental Authority (No Conflict; Government Authorizations), Section 4.4 (Capitalization), Section 4.7 (Taxes), Section 4.10 (Environmental Matters), or Section 4.22 (Finder’s Fee);

(ii) Any Pre-Closing Taxes of a Group Company (except to the extent such Taxes were included as a liability in the calculation of Closing Working Capital);

(iii) Any breach by any Group Company (prior to the Closing) or the Equityholders’ Representative or failure by any Group Company (prior to the Closing) or the Equityholders’ Representative to perform (or cause to be performed) any of the covenants or agreements under Section 6.9 (Tax Matters) or Section 6.1(b)(x);

(iv) Any Damages, in excess of any accrued liabilities on the Closing Balance Sheet, arising from or in connection with (A) any Group Company’s participation in any captive reinsurance, underwriting gains or losses, or any other risk-bearing or risk-sharing activities of any Group Company before the Closing or (B) without limiting the foregoing, any Group Company’s ownership or operation of Alternative Re Ltd. Cell 16G – Cypress Point (Other); or

(v) Any Escheat Matters.

(b) As to the Equityholders’ right to indemnity under this Agreement:

(i) Any breach of Parent’s representations and warranties contained in Section 5.1 (Corporate Status), Section 5.2 (Authority), Section 5.3(b) (Government Authorization), or Section 5.8 (Finder’s Fee);

(ii) Any Post-Closing Taxes of a Group Company, except for, subject to the limitations of Section 9.3(h), any Post-Closing Taxes arising from or as a result of any (A) breach of the Company’s representations and warranties contained in Section 4.7 (Taxes) or (B) breach by any Group Company (prior to the Closing) or the Equityholders’ Representative or failure by any Group Company (prior to the Closing) or the Equityholders’ Representative to perform (or cause to be performed) any of the covenants or agreements under Section 6.9 (Tax Matters) or Section 6.1(b)(x); or

(iii) Any breach by Parent or the Surviving Corporation or any of its Subsidiaries or failure by Parent, the Surviving Corporation or any of its Subsidiaries to perform (or cause to be performed) any of the covenants or agreements under Section 6.9 (Tax Matters).

“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, dated as of March 31, 2009, among the Equityholders’ Representative, Spectrum V Investment Managers’ Fund, L.P., Arrowhead General Insurance Agency Holding Corp., the Company, and each of the stockholders named therein.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means with respect to any entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, (i) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (ii) at least a majority of the outstanding equity interests of such entity.

“Target Working Capital” means Nine Million Dollars ($9,000,000.00).

“Tax” or “Taxes” means any and all taxes (together with any all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes.

“Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

“Tax Return” means any report, declaration, return, information return, claim for refund, or statement relating to Taxes, including any schedule attached thereto, and including any amendments thereof.

“Taxing Authority” means the IRS and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.

“Transaction Agreements” means this Agreement, the Escrow Agreement and each other agreement related hereto or thereto.

“Transaction Compensation” means the payments to be made the Persons described on Schedule 1.1(a) to this Agreement in connection with the transactions contemplated hereby.

“Transaction Tax Benefit Items” means the items defined in, and calculated in accordance with, the “Transaction Tax Benefit Schedule” attached as Schedule 1.1(b) to this Agreement on the date hereof, provided that such items are actually deductible under applicable Law. The Company shall deliver the final Transaction Tax Benefit Schedule to Parent and Merger Sub at least three (3) Business Days prior to the Closing.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property or leasehold interest transfer or gains tax and any similar Tax).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Unpaid Company Transaction Expenses” means (i) the fees and disbursements payable to the financial advisors referenced in Section 4.22; (ii) the fees and disbursements payable to Latham & Watkins LLP, legal counsel of any Group Company that are payable by any Group Company in connection with the transactions contemplated by this Agreement; and (iii) all other miscellaneous expenses or costs, in each case, incurred by the Company or Subsidiaries directly in connection with the transactions contemplated by this Agreement (including any severance, retention, or other payments due and owing to employees, consultants, or other third parties as a result of the transactions contemplated by this Agreement), but only to the extent they have not been paid by any Group Company in Cash on or prior to the close of business on the Closing Date and have, accordingly, not reduced the Closing Cash; provided, however, that the foregoing clause (ii) and (iii) shall not include any fees, expense or disbursements incurred by Parent, or by the Surviving Corporation which are on behalf of Parent, fees and expenses incurred by or on behalf of any Group Company in connection with any financing transactions of Parent and Parent Subsidiaries, and the fees and expenses of Parent’s attorneys, accountants and other advisors.

“Written Consent” means that certain written consent of the Equityholders’ Representative, in the form attached as Exhibit F hereto, approving and adopting this Agreement and the Merger.

“Year Three EBITDA” means the Group Companies’ total annual EBITDA (as described in Section 2.9) during Year Three.

SECTION 1.2 Other Definitional and Interpretative Matters.

(a) Certain Other Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Accounting Firm	2.8(c)
Acquisition Proposal	6.11
Agreement	Preamble
Annual Meeting Charge	2.9(d)
Certificate of Merger	2.4
Certificates	3.1(a)
Closing	2.3(a)
Closing Balance Sheet	2.8(b)

Term	Section
Closing Date	2.3(a)
Closing Date Schedule	2.8(b)
Company	Preamble
Company Benefit Plans	4.11(a)
Company Common Stock	Recitals
Company Cure Period	8.1(c)
Company Disclosure Schedule	Article IV
Company Financial Statements	4.5
Company Indemnified Parties	6.6(a)
Company Intellectual Property	4.13(a)
Company Material Contract	4.14(a)
Company Pre-Closing Certificate	2.8(a)
Dispute Notice	2.8(c)
Dissenting Shares	3.3
Earn-Out Amount Dispute Notice	2.9(g)
Earn-Out Amount Expert Calculations	2.9(g)
Earn-Out Amount Review Period	2.9(g)
Earn-Out Amount Statement	2.9(g)
Earn-Out Period	2.9(d)
EBITDA	2.9(b)
Effective Time	2.4
Equityholder Reserve	3.1(a)
Equityholders’ Representative	Preamble
Escrow Fund	3.1(a)
Estimated Closing Cash	2.8(a)
Estimated Closing Debt	2.8(a)
Estimated Working Capital	2.8(a)
Estimated Unpaid Company Transaction Expenses	2.8(a)
Excess Coverage Provision	6.12(a)
Expert Calculations	2.8(c)
Expiration Date	9.1
Fold-In Acquisition	2.10(a)
Fold-In Acquisitions Cost of Capital Charge	2.10(a)
Fold-In Acquisitions Payments Amount	2.10(a)
Fold-In Acquisitions Support Charge	2.10(a)
Holder Group	6.8
Indemnitee	9.4(a)
Indemnitor	9.4(a)
Insurance Policies	4.20
Leased Real Property	4.16
Merger	Recitals
Merger Sub	Preamble
New Profit Center	2.9(e)
New Profit Center Leader	2.9(e)

Term	Section
Non-Compete Amount	3.1(a)
Optionholder	2.7(b)
Option Payment	2.7(b)
Parent	Preamble
Parent Cure Period	8.1(d)
Parent Subsidiaries	5.4
Pre-Closing Period	6.1(a)
Premiums/Fees Receivable	2.9(d)
PSU Holder	2.7(c)
PSU Payment	2.7(c)
Required Tail Coverage	6.12(a)
Required Tail Deductible	6.12(b)
Review Period	2.8(c)
RSU Holder	2.7(a)
RSU Payment	2.7(a)
Salary Increase Pool	2.9(d)
Section 280G	6.7(c)(i)
Section 280G Soliciting Material	6.7(c)(iii)
Section 409A	4.11(g)
Solvent	5.5
Subleased Real Property	4.16
Surviving Corporation	2.1
Terminated Plans	2.3(b)
Terminating Company Breach	8.1(c)
Terminating Parent Breach	8.1(d)
Third-Party Claim	9.4(a)
Transfer	2.9(f)
Transferred Account	2.9(f)
TTB Carryback	6.9(e)
TTB Carryforward	6.9(e)
VCP	6.13
Year Three	2.9(d)
Year Two	2.9(d)

(b) Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to Dollars or $ shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Company may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Information disclosed pursuant to any Schedule hereto shall be deemed to be disclosed to Parent for purposes of any other Schedule to the extent that the relevance of such disclosure to such other Schedule is reasonably apparent from the face of such disclosure. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) License. The word “license” (regardless of the tense when used as a verb or single or plural form when used as a noun) shall include the term “sublicense” (and its corresponding forms) and vice versa.

(vi) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vii) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not merely to a particular term or provision of this Agreement or subdivision in which such words appear unless the context otherwise requires.

(viii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix) Threatened. The word “threatened” or any variation thereof means “threatened in writing”.

(c) Unless otherwise defined in this Agreement, accounting terms shall have the respective meanings assigned to them in accordance with GAAP consistently applied with the policies, conventions, methodologies and procedures used by the Company in preparing the audited Company Financial Statements as of and for the period ended December 31, 2010.

(d) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

ARTICLE II.

THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company and Merger Sub in accordance with the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.2 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

SECTION 2.3 Closing Matters.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 233 South Wacker Drive, Suite 5800, Chicago, Illinois 60606 on the date which is three (3) Business Days after the date on which all the conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or such other time and place as Parent and the Company may mutually agree (such date hereinafter, the “Closing Date”).

(b) Closing Deliveries of the Company and the Equityholders’ Representative. At the Closing, the Company and the Equityholders’ Representative, as applicable, shall deliver to Parent:

(i) The stock record book, minute book and seal (if any) of each of the Group Companies (such delivery shall be deemed to have occurred if the stock record book, minute book and seal (if any) of a Group Company are located on the premises of any Group Company);

(ii) The Certificates, in accordance with Section 3.1(a)(i);

(iii) A certificate, duly executed by an authorized officer of the Company, dated the Closing Date, certifying that the conditions in Section 7.2(a) have been fulfilled;

(iv) A certificate, duly executed by the Secretary or Assistant Secretary of the Company, dated the Closing Date, to the effect that attached thereto is a true and complete copy of the (A) applicable Organizational Documents for each Group Company, (B) certificate of good standing or similar instrument for each Group Company from the state of such entity’s incorporation, (C) resolutions of the Board of Directors of the Company approving and authorizing the execution, delivery, and performance of this Agreement, the Other Transaction Agreement and the transactions contemplated herein and therein, and recommending this Agreement, the Other Transaction Agreements and the transactions contemplated herein and therein, to the Equityholders for their approval; and (D) resolutions of the Board of Directors of the Company (1) terminating the Company’s 401(k) plan, deferred stock plan, other equity-based compensation plans, and other Employee Benefits Plans (except Employee Welfare Benefit Plans, as defined in Section 3(1) of ERISA), with such termination, contingent upon the consummation of the Acquisition, to be effective before the Closing Date (the “Terminated Plans”), (2) providing that no contributions shall be made to the Terminated Plans after the termination date, (3) if appropriate under applicable Law or the terms of the Terminated Plans, directing the Company’s legal counsel to apply for a determination letter from the IRS with respect to the termination of the Terminated Plan and to submit a Notice of Intent to Terminate to all participants and beneficiaries under the Terminated Plans, (4) terminating or transferring any life insurance policies procured by the Company for its benefit on the lives of any Equityholders or any directors or officers of the Company, together with any agreements to provide any such life insurance policies at the expense of the Company, and (5) terminating any and all leases of employee vehicles and any agreements with employees related to the provision of vehicles, or (unless otherwise by Parent) for the payment of a periodic vehicle allowance, by the Company;

(v) A certificate, duly executed by the Secretary or Assistant Secretary of the Company, dated the Closing Date, to the effect that the Written Consent was duly adopted by the Equityholders’ Representative and such Written Consent, as attached to such certificate, is true, correct and complete, remains in full force and effect, and has not been amended, rescinded, or modified;

(vi) As and to the extent requested by Parent in writing no later than three (3) Business Days before the Closing, resignation letters from the directors and officers of the Group Companies, effective as of the Closing;

(vii) The Non-Compete Agreement, executed by the Principal Equityholders and the Company;

(viii) The Key Employee Agreements, executed by those employees of the Group Companies set forth in Schedule 2.3(b)(viii);

(ix) The Escrow Agreement, executed by the Equityholders’ Representative and the Escrow Agent;

(x) The Release, executed by the Institutional Equityholders and the Management Equityholders;

(xi) The Opinion of Equityholder’s Counsel, executed by the Equityholder’s external legal counsel;

(xii) Evidence, in form reasonably acceptable to Parent, of receipt of the consents set forth in Schedule 2.3(b)(xii);

(xiii) The Closing Statement, executed by the Equityholders’ Representative;

(xiv) Evidence, in form reasonably acceptable to Parent, that all financial obligations owed to any of the Group Companies by any Equityholder or any Affiliate, director, or officer of the Company, any of the Subsidiaries, or any of the Equityholders, have been paid in full prior to Closing;

(xv) Evidence, in form reasonably acceptable to Parent, of the Company’s arrangement to purchase the Required Tail Coverage;

(xvi) Evidence, in form reasonably acceptable to Parent, of written acknowledgment by the Company and all other parties to the Stockholders Agreement, that such Stockholders Agreement will be terminated effective as of the Closing; and

(xvii) All necessary forms and certificates complying with applicable Law, duly executed and acknowledged within thirty (30) days prior to the Closing Date, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code, along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company and the Subsidiaries upon Closing.

(c) Closing Deliveries of Parent and Merger Sub. At the Closing, Parent shall deliver to the Equityholders’ Representative, the Principal Equityholders, the Equityholders, the PSU Holders, the Escrow Agent, or the holders of the Closing Debt, as applicable:

(i) A certificate, duly executed by an authorized officer of each of Parent and Merger Sub, dated the Closing Date, certifying that the conditions of Section 7.1(a) have been fulfilled;

(ii) Payments for those amounts described in, and in accordance with the terms and conditions of, Section 3.1(a), Section 3.1(b), and Section 3.2;

(iii) The Non-Compete Agreement, executed by Parent;

(iv) The Key Employee Agreements, executed by the Surviving Corporation; and

(v) The Escrow Agreement, executed by Parent.

SECTION 2.4 Effective Time. On the Closing Date, Parent and the Company shall cause to be filed with the Secretary of State of the State of Delaware a properly executed certificate of merger conforming to the requirements of the DGCL and in form and substance consistent with the requirements of this Agreement and otherwise reasonably satisfactory to Parent, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective on the date and at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the “Effective Time”).

SECTION 2.5 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) At the Effective Time and without any further action on the part of the Company or Merger Sub, the Company’s Certificate of Incorporation shall be amended to read in its entirety as the certificate of incorporation of Merger Sub reads as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law; provided, that such certificate of incorporation shall reflect as of the Effective Time “Arrowhead General Insurance Agency SuperHolding Corporation” as the name of the Surviving Corporation. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the certificate of incorporation of the Surviving Corporation and applicable Law.

(b) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be, in each case in the manner provided in the certificate of incorporation of the Surviving Corporation or the bylaws of the Surviving Corporation or as otherwise provided by applicable law.

(c) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be, in each case in the manner provided in the certificate of incorporation of the Surviving Corporation or the bylaws of the Surviving Corporation or as otherwise provided by applicable law.

SECTION 2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of (i) the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, or (ii) Parent or Merger Sub:

(a) Each share of Company Common Stock that is held in the treasury of the Company and each share of Company Common Stock owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall be cancelled and retired and no consideration shall be delivered in exchange therefor.

(b) Subject to Section 2.6(d), Section 2.8, Section 2.9, and Section 3.1(a), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled in accordance with Section 2.6(a) and other than Dissenting Shares) shall be converted at the Effective Time into the right to receive an amount in cash, without interest, equal to the Per Share Merger Consideration. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a Certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration with respect to such shares of Company Common Stock and the amounts payable pursuant to Section 2.8(d)(ii), Section 3.1 and Section 6.9(e).

(c) Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become as of the Effective Time one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Prior to the Closing, the Company, at its expense (which expense shall be paid in cash or accrued in Unpaid Company Transaction Expenses prior to Closing), shall convert Lewis DeFuria’s rights under his current employment agreement with Arrowhead General Insurance Agency, Inc. into the right to receive (i) $8,000,000.00 of performance payment, (ii) $500,000.00 of retirement bonus and (iii) $6,500,000.00.

SECTION 2.7 Treatment of Stock-based Awards.

(a) Treatment of Company RSU Awards. Subject to Section 2.8 and Section 3.1(a), at the Effective Time, each Company RSU Award shall be cancelled in consideration of payment to the holder thereof (each, an “RSU Holder”) of an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to each Company RSU Award held by such RSU Holder as of immediately prior to the Effective Time, by (ii) the Per Share Merger Consideration (such amount, an “RSU Payment”). The Company shall take all necessary actions, including providing any required notice to RSU Holders and obtaining any required consents from RSU Holders, necessary to effect the transactions described in this Section 2.7(a) pursuant to the terms of the Company RSU Plans and any agreement evidencing a Company RSU Award.

(b) Treatment of Company Options. Subject to Section 2.8 and Section 3.1(a), at the Effective Time, each Company Option that has not been exercised prior to the Effective Time shall be cancelled in consideration of payment to the holder thereof (each, an “Optionholder”) of an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock issuable upon the exercise of each unexercised Company Option held by such Optionholder as of immediately prior to the Effective Time, by (ii) the excess, if any, of (x) the Per Share Merger Consideration over (y) the exercise price per share of such Company Option (such amount, an “Option Payment”). The Company shall take all necessary actions, including providing any required notice to Optionholders, necessary to effect the transactions described in this Section 2.7(b) pursuant to the terms of the Company Option Plan and any agreement evidencing a Company Option.

(c) Treatment of Company PSU Awards. At the Effective Time, each Company PSU Award shall be cancelled in consideration of payment to the holder thereof (each, a “PSU Holder”) of an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Preferred Stock subject to each Company PSU Award held by such PSU Holder as of immediately prior to the Effective Time, by (ii) the sum of (x) the liquidation preference required to be paid for such share of Company Preferred Stock, plus (y) an amount equal to a prorated dividend for the period from the Dividend Payment Date (as defined in the Amended and Restated Certificate of Incorporation of the Company) immediately prior to the Closing Date pursuant to the Company Preferred Stock designations outlined in the Amended and Restated Certificate of Incorporation of the Company (such amount, the “PSU Payment”). The Company shall take all necessary actions, including providing any required notice to PSU Holders and obtaining any required consents from PSU Holders, necessary to effect the transactions described in this Section 2.7(c) pursuant to the terms of the Company PSU Plan and any agreement evidencing a Company PSU Award.

SECTION 2.8 Post-Closing Purchase Price Adjustment.

(a) Pre-Closing Estimate. At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent and the Equityholders’ Representative (i) the estimated unaudited balance sheet of the Company on the close of business on the Closing Date (the “Estimated Closing Balance Sheet”), together with (ii) a certificate of the Company (the “Company Pre-Closing Certificate”) executed on its behalf by the Chief Financial Officer of the Company that sets forth in reasonable detail the Company’s good faith estimate of the Per Share Merger Consideration as well as its estimates of Closing Working Capital (the “Estimated Working Capital”), Closing Debt (“Estimated Closing Debt”), and Unpaid Company Transaction Expenses (“Estimated Unpaid Company Transaction Expenses”), such Estimated Closing Balance Sheet and other estimates to be prepared in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the audited Company Financial Statements as of and for the period ended December 31, 2010. The amount set forth as Estimated Working Capital, Estimated Closing Debt, or Estimated Unpaid Company Transaction Expenses, as applicable, on the Company Pre-Closing Certificate shall be deemed to be Estimated Working Capital, Estimated Closing Debt or Estimated Unpaid Company Transaction Expenses, as applicable, for all purposes under this Agreement, provided that prior to the Company’s delivery of the Estimated Closing Balance Sheet and the Company Pre-Closing Certificate, Parent shall have a reasonable opportunity to review and consult with the Company with respect to the Company’s preparation of the Estimated Closing Balance Sheet and the above estimates set forth in the Company Pre-Closing Certificate.

(b) Calculation. As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, the Surviving Corporation shall, at its expense, (i) cause to be prepared, in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Company Financial Statements, an unaudited balance sheet of the Company on the close of business on the Closing Date (the “Closing Balance Sheet”), together with a statement (the “Closing Date Schedule”) setting forth in reasonable detail the Surviving Corporation’s calculation of Closing Working Capital, Closing Debt and Unpaid Company Transaction Expenses, and (ii) deliver to the Equityholders’ Representative the Closing Balance Sheet and the Closing Date Schedule, together with a certificate of the Surviving Corporation executed on its behalf by its Chief Financial Officer confirming that the Closing Balance Sheet and the Closing Date Schedule were properly prepared in good faith and in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Company Financial

Statements. Solely in connection with the preparation of the Closing Balance Sheet and Closing Date Schedule, Parent agrees that it shall not, and shall cause the Surviving Corporation not to, take any actions with respect to the accounting books and records of the Surviving Corporation on which the Closing Balance Sheet or Closing Date Schedule are to be based that are not consistent with the past practices of the Group Companies.

(c) Review; Disputes.

(i) From and after the Effective Time, the Surviving Corporation shall provide the Equityholders’ Representative and any accountants or advisors retained by the Equityholders’ Representative with full access to the books and records of the Surviving Corporation for the purposes of: (A) enabling the Equityholders’ Representative and its accountants and advisors to calculate, and to review the Surviving Corporation’s calculation of, Closing Working Capital, Closing Cash, Closing Debt, Unpaid Company Transaction Expenses; and (B) identifying any dispute related to the calculation of any of Closing Working Capital, Closing Cash, Closing Debt, or Unpaid Company Transaction Expenses in the Closing Date Schedule. The reasonable fees and expenses of any such accountants and advisors retained by the Equityholders’ Representative shall be paid by the Equityholders’ Representative and reimbursed to the Equityholders’ Representative pursuant to Section 10.1(b).

(ii) If the Equityholders’ Representative disputes the calculation of any of Closing Working Capital, Closing Cash, Closing Debt and Unpaid Company Transaction Expenses set forth in the Closing Date Schedule, then the Equityholders’ Representative shall deliver a written notice (a “Dispute Notice”) to the Surviving Corporation and the Escrow Agent at any time during the sixty (60) day period commencing upon receipt by the Equityholders’ Representative of the Closing Balance Sheet, the Closing Date Schedule and the related certificate of the Surviving Corporation’s Chief Financial Officer, all as prepared by the Surviving Corporation in accordance with the requirements of Section 2.8(b) (subject to extension for any period of inadequate access to the underlying records) (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(iii) If the Equityholders’ Representative does not deliver a Dispute Notice to the Surviving Corporation prior to the expiration of the Review Period, the Surviving Corporation’s calculation of Closing Working Capital, Closing Debt and Unpaid Company Transaction Expenses set forth in the Closing Date Schedule shall be deemed final and binding on Parent, the Surviving Corporation, the Equityholders’ Representative and the Equityholders for all purposes of this Agreement.

(iv) If the Equityholders’ Representative delivers a Dispute Notice to the Surviving Corporation prior to the expiration of the Review Period, then the Equityholders’ Representative and the Surviving Corporation shall use commercially reasonable efforts to reach agreement on the portions of Closing Working Capital, Closing Debt and Unpaid Company Transaction Expenses which were timely disputed in the Dispute Notice. Except to the extent set forth in a Dispute Notice timely delivered, the Surviving Corporation’s calculation of Closing Working Capital, Closing Debt and Unpaid Company Transaction Expenses set forth in the Closing Date Schedule shall be deemed final and binding on Parent, the Surviving Corporation, the Equityholders’ Representative and the Equityholders in all other respects for all purposes of this Agreement. If the Equityholders’ Representative and the Surviving Corporation are unable to reach agreement on disputed portions of Closing Working Capital, Closing Debt and Unpaid Company Transaction Expenses within thirty (30) days after the end of the Review Period, the parties shall refer such dispute and submit their related workpapers to KPMG, or such other nationally recognized independent accounting firm that is mutually agreed upon by the Surviving Corporation and the Equityholders’ Representative (such firm, or any successor thereto, being referred to herein as the “Accounting Firm”) after such thirtieth (30th) day. In connection with the resolution of any such dispute by the Accounting Firm: (i) each of the Surviving Corporation and the Equityholders’ Representative shall have a reasonable opportunity to make written submissions in support of its position to the Accounting Firm, and meet with the Accounting Firm to provide its views as to any disputed issues with respect to the calculation of any of Closing Working Capital, Closing Debt and Unpaid Company Transaction Expenses; (ii) each of the Surviving Corporation and the Equityholders’ Representative shall promptly provide, or cause to be provided, to the Accounting Firm all information, and to make available to the Accounting Firm its personnel, as are reasonably necessary to permit the Accounting Firm to resolve such disputes; (iii) the Accounting Firm shall determine Closing Working Capital, Closing Debt and Unpaid Company Transaction Expenses in accordance with the terms of this Agreement within thirty (30) days of such referral and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to the Equityholders’ Representative, Surviving Corporation and the Escrow Agent; and (iv) the determination made by the Accounting Firm of Closing Working Capital, Closing Debt and Unpaid Company Transaction Expenses shall be final and binding on Parent, the Surviving Corporation, the Equityholders’ Representative and the Equityholders for all purposes of this Agreement, absent manifest error. In calculating Closing Working Capital, Closing Debt and Unpaid Company Transaction Expenses, (x) the Accounting Firm shall be limited to addressing any particular disputes referred to in the Dispute Notice and (y) each such amount shall be no greater than the higher corresponding amount calculated by the Equityholders’ Representative and the Surviving Corporation, as the case may be, and no lower than the lower corresponding amount calculated by the Equityholders’ Representative and the Surviving Corporation, as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between Closing Working Capital, Closing Debt and Unpaid Company Transaction Expenses reflected therein and Closing Working Capital, Closing Debt and Unpaid Company Transaction Expenses set forth in the Closing Date Schedule. The fees and expenses of the Accounting Firm shall be borne by the Surviving Corporation and the Equityholders’ Representative in proportion to how close each party’s position was to the determination of the Accounting Firm (it being understood that any fees and expenses of the Accounting Firm payable by the Equityholders’ Representative shall be reimbursed pursuant to Section 10.1(b)). All negotiations pursuant to this Section 2.8 shall be treated as compromise and settlement negotiations for the purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all submissions to the Accounting Firm shall be treated as confidential information.

(d) Payment Upon Final Determination of Adjustments.

(i) If (A) the difference of Closing Working Capital, less Closing Debt and Unpaid Company Transaction Expenses, as finally determined in accordance with Section 2.8(c), is less than (B) the difference of Estimated Working Capital, less Estimated

Closing Debt and Estimated Unpaid Company Transaction Expenses, as finally estimated in accordance with Section 2.8(a), then the Equityholders’ Representative shall pay the amount of such deficiency to the Surviving Corporation solely from the Escrow Fund. Notwithstanding any provision of this Agreement to the contrary, the Surviving Corporation’s sole recourse for payment of any such deficiency pursuant to this Section 2.8(d)(i) shall be the Escrow Fund and neither Parent nor the Surviving Corporation or any of their respective Affiliates shall have any claim against any Equityholder in respect thereof.

(ii) If (A) the difference of Closing Working Capital, less Closing Debt and Unpaid Company Transaction Expenses, as finally determined in accordance with Section 2.8(c), less (B) the difference of Estimated Working Capital, less Estimated Closing Debt and Estimated Unpaid Company Transaction Expenses, as finally estimated in accordance with Section 2.8(a), is greater than zero, then the Surviving Corporation shall, no later than one Business Day after such determination (or, if such Equityholder is a holder of Company Common Stock and has not exchanged such Equityholder’s Certificates pursuant to Article III, then upon such exchange by such Equityholder), cause to be paid to each Equityholder by delivery of immediately available funds to such Equityholder an amount equal to the product of such excess multiplied by such Equityholder’s Applicable Percentage.

SECTION 2.9 Earn-Out Amount.

(b) Notwithstanding anything in this Agreement to the contrary, within sixty (60) days following the third (3rd) anniversary of the Closing Date, Parent shall pay to the Earn-Out Equityholders, as consideration for their Company Common Stock, the final Earn-Out Amount. The final Earn-Out Amount shall be allocated to each Earn-Out Equityholder based on a ratio, the numerator of which is such Earn-Out Equityholder’s Applicable Percentage and denominator of which is the aggregate of all Earn-Out Equityholders’ Applicable Percentages.

(c) For purposes of this Agreement, “EBITDA” means earnings before interest, taxes, depreciation, and amortization. EBITDA will be determined in accordance with GAAP and Parent’s standard accounting methodology and procedures, consistently applied. Notwithstanding the foregoing, if there is any conflict between Parent’s standard accounting methodology and practices and the terms of this Agreement, then solely for purposes of calculating the Earn-Out Amount hereunder, the terms of this Agreement will govern. For clarity, the definition of EBITDA under this Agreement shall be used solely for purposes of determining the Earn-Out Amount hereunder and the aggregate awarded shares of Parent’s common stock to the Management Equityholders under their respective Performance Stock Agreements, and not to determine the financial performance of the Group Companies for any other purpose.

(d) Without limiting the foregoing:

(i) EBITDA will be computed without regard to “extraordinary items” of gain or loss as that term shall be defined in GAAP;

(ii) EBITDA will not include any gains, losses or profits realized from the sale of any assets;

(iii) Notwithstanding any GAAP requirement that any Group Company or Parent post accruals for (A) direct bill Commissions or (B) Contingent Revenues on its balance sheet, for purposes of determining the Earn-Out Amount, direct bill Commissions and Contingent Revenues are recognized when received (i.e., on a cash basis).

(iv) Agency bill Commissions are recognized as follows:

(A) For agency bill policies for which premiums are paid in full at inception rather than in installments, such Commissions are recognized on the later of the policy effective date (as indicated in the policy) or the date that the premium was billed to the Client (as indicated in the premium invoice).

(B) For agency bill policies for which premiums are paid in installments during the policy period, such Commissions are recognized on the later of the payment due date for each installment (as indicated in the policy) or the date each installment was billed to the Client (as indicated in the invoice for each installment), provided, however, that notwithstanding the foregoing, during the Earn-Out Period:

(1) With respect to the Group Companies’ personal auto, residential property, and residential earthquake programs, for agency bill policies for which premiums are paid in installments during the policy period, such Commissions are recognized in full on the later of (a) the transaction date (as indicated in the invoice and (b) the effective date of such policy; and

(2) Commissions for workers compensation policies are recognized on an earned basis, in equal monthly amounts of one-twelfth (1/12) over the policy year;

(v) Service Fees are recognized as follows: (A) policy, billing, and reinstatement fees are recognized on the effective date of the related policy; and (B) fees for claims administration, loss control, and other risk management services are recognized ratably as such services are rendered, measured consistently with current practices.

(e) Notwithstanding anything herein to the contrary, the following shall apply to the calculation of EBITDA:

(i) Revenues shall exclude the following items:

(A) Late fees charged to Client Accounts, provided that policy cancellation fees and policy reinstatement fees shall be included as Service Fees and shall not be excluded as late fees hereunder;

(A) First year Commissions earned from any Individual Financial Products unless earned by a business line approved by Parent;

(B) Any Commissions earned from any (1) Individual Financial Products written on the lives of any Senior Executive, any director, officer or key employee of any Group Company or any Institutional Equityholder, or any family member of any Senior Executive or any director, officer or key employee of any Group Company or any Institutional Equityholder, or (2) Insurance Products or Services placed or provided for any Group Company, any Institutional Equityholder, or any of their respective Affiliates;

(B) Interest;

(C) Countersignature fees;

(D) Commissions derived from any insurance coverages written with any Carrier not approved by Parent’s Market Security Committee;

(E) Commissions accrued on the Group Companies’ or Parent’s balance sheet and attributable to direct bill policies or GSCs;

(F) Any revenues recognized during the three (3)-year period beginning February 1, 2012, and ending January 31, 2015 (the “Earn-Out Period”) under GAAP to reflect any changes in the fair value of the Earn-Out Amount;

(G) Any benefits paid to Parent under any Management Equityholder Life Policy purchased by Parent; and

(H) Any purchase price or other consideration that Parent or any Group Company receives from any sale or transfer of Client Accounts during the Earn-Out Period, except as otherwise provided below.

(ii) Except with respect to Commissions generated from endorsements or audits, no more than twelve (12) months’ of revenues generated from any one Client Account will be included in any twelve (12)-month period.

(iii) If any accounts receivable for premiums or Service Fees due from a Client Account (“Premiums/Fees Receivable”) are written off as bad debt in accordance with Parent’s accounts receivable collection policy, as the same may be modified on a company-wide basis from time to time, during the Earn-Out Period, any corresponding Commissions or Service Fees that were previously recognized as revenue during the Earn-Out Period, and not otherwise reduced (e.g., by cancellation credits), will be excluded dollar-for-dollar from revenues; provided, however, that if such Premiums/Fees Receivable are later collected during the Earn-Out Period, any corresponding Commissions or Services Fees will be included in revenues. No Commissions or Service Fees corresponding to Premiums/Fees Receivable that were written-off as uncollectible bad debt before the Effective Time and are later collected during the Earn-Out Period will be included in revenues.

(iv) In calculating revenues, earned Commissions will be reduced for any cancellations or non-renewals effective during the Earn-Out Period, or recorded or received between the end of the Earn-Out Period and the calculation and payment of the final Earn-Out Amount, for any policies placed before or during the Earn-Out Period for the Jumbo Account.

(v) EBITDA will reflect all expenses actually incurred by the Group Companies and the following corporate expenses charged by Parent to its profit centers:

(A) A charge (not to exceed 1.60% of annual revenues), consistent with the charge to Parent’s other profit centers, for Parent’s premium and deductible expense for its errors and omissions (E&O) and other insurance coverages;

(B) Charges for actual legal and other professional fees paid to third-party service providers and incurred by or on behalf of the Group Companies;

(vi) A charge for actual costs attributable to attendance at Parent’s annual sales meeting;

(vii) A charge for the full amount of any judgment or settlement (in the case of any errors and omissions (E&O) or employment practices liability (EPL) claim, up to a maximum of $100,000.00), and the full amount of all related legal fees, costs and expenses (regardless of the type of claim), with respect to any claim arising on or after the Closing Date against any Group Company, net of any applicable insurance proceeds actually paid (any applicable deductibles, judgment or settlement amount, and all related legal fees, costs and expenses for any Action pending as of, or any claim arising before, the Closing Date, will be subject to Parent’s indemnity rights under Article IX);

(viii) Charges for the total compensation expense (including direct compensation and bonus compensation, group health plan and other Employee Benefit Plan-related expenses, expense accruals for paid time off (PTO) for applicable employees, and all compensation-related Tax-related liabilities) for all employees of the Group Companies, provided that as to new hires whose direct compensation qualifies for subsidization under Parent’s corporate assistance program, such subsidized direct compensation will not be included within Expenses. For the second twelve (12)-month period (“Year Two”) and third twelve (12)-month period (“Year Three”) of the Earn-Out Period, the direct compensation expense charge may, subject to Parent’s prior written approval, include an increase of up to three and one-half percent (3.5%) of the total direct compensation expense of New Profit Center employees, other than Management Equityholders, over the prior twelve (12)-month period (such increase, the “Salary Increase Pool”). The Salary Increase Pool, if any, will be distributed in Year Two and Year Three as annual salary increases among New Profit Center employees other than Management Equityholders in such amounts as the New Profit Center Leader may determine in his or her discretion.

(ix) Expenses will also include charges for depreciation, in accordance with Parent’s standard accounting methodology and practices, for computers, furniture and other tangible personal property acquired by the Group Companies on or after the Effective Time in excess of $750,000.00 per year, unless otherwise approved by Parent; and

(x) Expenses for optional marketing materials, programs, and services offered by Parent that any Group Company orders or in which any Group Company elects to participate.

(xi) The following are excluded from “Expenses”:

(A) Any acquisition amortization expense related to the Merger;

(B) Parent’s income tax expense;

(C) Parent’s cost of capital;

(D) Any premium expense incurred by Parent in connection with the purchase of any Management Equityholder Life Policy;

(E) Any expenses recognized during the Earn-Out Period under GAAP to reflect any changes in the fair value of the Earn-Out Amount; and

(F) Any expenses associated with compliance with (w) Parent’s quality control guidelines; (x) Parent’s accounting methodology, procedures, guidelines, and internal controls; (y) the Sarbanes-Oxley Act of 2002, as amended, and other applicable Law; and (z) any necessary information technology (IT) upgrades as required by Parent.

(f) Management of New Profit Center During Earn-Out Period. For a period extending at least for the Earn-Out Period:

(i) The Group Companies will be collectively operated as a new profit center of Parent (the “New Profit Center”) and shall be managed by a profit center leader (the “New Profit Center Leader”). Chris L. Walker will serve as the New Profit Center Leader during the Earn-Out Period, unless otherwise agreed between Mr. Walker and Parent or Mr. Walker’s employment with Parent or the Group Companies terminates for any reason before the end of the Earn-Out Period.

(ii) The management of the New Profit Center will be generally consistent with the past business practices and corporate policies of the Group Companies, subject to compliance with: Parent’s quality control guidelines; Parent’s accounting methodology, procedures, guidelines, and internal controls; the Sarbanes-Oxley Act of 2002, as amended, and other applicable Law; any necessary information technology (IT) upgrades as required by Parent; and generally the requirement to manage the New Profit Center for the long-term benefit of Parent and Parent’s shareholders.

(iii) The New Profit Center Leader may not make any managerial decision, including any decision to minimize the New Profit Center’s expenses in the Earn-Out Period (including by implementing material staff reductions that are not dictated by a corresponding reduction in business or, in individual cases and with Parent’s reasonable prior written approval, by a legitimate business reason, unrelated to the determination of whether the maximum Earn-Out Amount will be achieved), for the primary purpose of maximizing EBITDA and the Earn-Out Amount. Conversely, Parent may not take any action, including any action to increase the New Profit Center’s expenses during the Earn-Out Period, for the primary purpose of minimizing EBITDA.

(g) Acquisitions or Transfers During Earn-Out Period.

(i) During the Earn-Out Period, no acquisitions by Parent or the New Profit Center will be merged into the New Profit Center unless mutually agreed by the parties. Any mutually agreed Fold-In Acquisitions will be treated in accordance with Section 2.10.

(ii) If Parent elects to sell, transfer, assign, or remove (“Transfer”) any Client Accounts of the New Profit Center during the Earn-Out Period, an amount equal to (1) the core Commissions and Service Fees earned by the Group Companies during the twelve (12)-month period immediately preceding the effective date of such Transfer, less any such Commissions or Service Fees that the Group Companies have already recognized before the effective date of the Transfer (“Net Core Revenue”), times (2) the EBITDA Margin, will be credited for purposes of calculating EBITDA for Year Three. The term “EBITDA Margin” means the quotient of EBITDA earned by the Group Companies during the twelve (12)-month period immediately preceding the effective date of such Transfer, divided by Net Core Revenue.

(h) Calculation. As promptly as practicable, but in no event later than sixty (60) days following the end of Year Three, the Surviving Corporation shall, at its expense, (i) cause to be prepared a statement (the “Earn-Out Amount Statement”) setting forth in reasonable detail the Surviving Corporation’s calculation of EBITDA for Year Three and the final Earn-Out Amount, giving effect to any Fold-In Acquisitions consummated during the Earn-Out Period in accordance with Section 2.10, and (ii) deliver to Chris L. Walker, as representative for the Earn-Out Equityholders, the Earn-Out Amount Statement. For purposes of this subsection (h), references to “Chris L. Walker” shall include any Earn-Out Equityholder that replaces or succeeds Chris L. Walker as the Earn-Out Equityholders’ representative under this subsection (h).

(i) During Year Three, the Surviving Corporation shall provide Chris L. Walker and any accountants or advisors retained by Chris L. Walker with full access to the books and records of the Surviving Corporation for the purposes of: (A) enabling Chris L. Walker and the retained accountants and advisors to calculate, and to review the Surviving Corporation’s calculation of, EBITDA and the Earn-Out Amount; and (B) identifying any dispute related to the calculation of EBITDA or the Earn-Out Amount in the Earn-Out Amount Statement. The reasonable fees and expenses of any such accountants and advisors retained by Chris L. Walker shall be paid by the Earn-Out Equityholders and not Parent or the Surviving Corporation.

(ii) If Chris L. Walker disputes the calculation of EBITDA or the Earn-Out Amount set forth in the Earn-Out Amount Statement, then Chris L. Walker shall deliver a written notice (an “Earn-Out Amount Dispute Notice”) to the Surviving Corporation at any time during the sixty (60) day period commencing upon receipt by Chris L. Walker of the Earn-Out Amount Statement (subject to extension for any period of inadequate access to the underlying records) (the “Earn-Out Amount Review Period”). The Earn-Out Amount Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(iii) If Chris L. Walker does not deliver an Earn-Out Amount Dispute Notice to the Surviving Corporation prior to the expiration of the Earn-Out Amount Review Period, the Surviving Corporation’s calculation of EBITDA and the Earn-Out Amount set forth in the Earn-Out Amount Statement shall be deemed final and binding on Parent, the Surviving Corporation, Chris L. Walker and the Earn-Out Equityholders for all purposes of this Agreement.

(iv) If Chris L. Walker delivers an Earn-Out Amount Dispute Notice to the Surviving Corporation prior to the expiration of the Earn-Out Amount Review Period, then

Chris L. Walker and the Surviving Corporation shall use commercially reasonable efforts to reach agreement on the portions of the EBITDA and Earn-Out Amount calculation which were timely disputed in the Earn-Out Amount Dispute Notice. Except to the extent set forth in an Earn-Out Amount Dispute Notice timely delivered, the Surviving Corporation’s calculation of EBITDA and the Earn-Out Amount set forth in the Earn-Out Amount Statement shall be deemed final and binding on Parent, the Surviving Corporation, Chris L. Walker and the Earn-Out Equityholders in all other respects for all purposes of this Agreement. If Chris L. Walker and the Surviving Corporation are unable to reach agreement on disputed portions of the EBITDA and/or the Earn-Out Amount calculations set forth in the Earn-Out Amount Statement within thirty (30) days after the end of the Earn-Out Amount Review Period, the parties shall refer such dispute and submit their related workpapers to the Accounting Firm after such 30th day. In connection with the resolution of any such dispute by the Accounting Firm: (A) each of the Surviving Corporation and Chris L. Walker shall have a reasonable opportunity to make written submissions in support of its position to the Accounting Firm, and meet with the Accounting Firm to provide its views as to any disputed issues with respect to the calculation of EBITDA and/or the Earn-Out Amount; (B) each of the Surviving Corporation and the Equityholders’ Representative shall promptly provide, or cause to be provided, to the Accounting Firm all information, and to make available to the Accounting Firm its personnel, as are reasonably necessary to permit the Accounting Firm to resolve such disputes; (C) the Accounting Firm shall determine EBITDA and the Earn-Out Amount in accordance with the terms of this Agreement within thirty (30) days of such referral and upon reaching such determination shall deliver a copy of its calculations (the “Earn-Out Amount Expert Calculations”) to Chris L. Walker and Surviving Corporation Agent; and (D) the determination made by the Accounting Firm of EBITDA and the Earn-Out Amount shall be final and binding on Parent, the Surviving Corporation, Chris L. Walker and the Earn-Out Equityholders for all purposes of this Agreement, absent manifest error. In calculating EBITDA and the Earn-Out Amount, (x) the Accounting Firm shall be limited to addressing any particular disputes referred to in the Earn-Out Amount Dispute Notice and (y) each such amount shall be no greater than the higher corresponding amount calculated by Chris L. Walker and the Surviving Corporation, as the case may be, and no lower than the lower corresponding amount calculated by Chris L. Walker and the Surviving Corporation, as the case may be. The Earn-Out Amount Expert Calculations shall reflect in detail the differences, if any, between EBITDA and the Earn-Out Amount reflected therein and EBITDA and the Earn-Out Amount set forth in the Earn-Out Amount Statement. The fees and expenses of the Accounting Firm shall be borne by the Surviving Corporation and Chris L. Walker in proportion to how close each party’s position was to the determination of the Accounting Firm. All negotiations pursuant to this subsection (g) shall be treated as compromise and settlement negotiations for the purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all submissions to the Accounting Firm shall be treated as confidential information.

(v) The Surviving Corporation shall, no later than one Business Day after the final determination of EBITDA and the Earn-Out Amount in accordance with this subsection (g) by delivery of immediately available funds to each Earn-Out Equityholder, an amount equal to the product of the final Earn-Out Amount multiplied by a fraction, the numerator of which is the number of shares of Company Common Stock held by such Earn-Out Equityholder as of the Closing Date, and the denominator of which is the total number of shares of Company Common Stock held by all Earn-Out Equityholders as of the Closing Date.

SECTION 2.10 Fold-In Acquisitions.

(a) As used herein, the term:

(i) “Fold-In Acquisition” means the acquisition by Parent or the Group Companies of any insurance intermediary operation (A) which any Senior Executive identifies and introduces to Parent during the Earn-Out Period as an acquisition prospect, (B) which Parent, any Group Company, or any of their Affiliates had not previously identified and contacted as an acquisition prospect, (C) as to which any Senior Executive materially contributed to the consummation of the acquisition during his or her employment with the Group Companies after the Closing Date, and (D) which acquisition either (1) combines with and into (“folds into”) the New Profit Center or (2) operates as a branch of the New Profit Center under the management of the New Profit Center Leader. For avoidance of doubt, those insurance intermediary organizations set forth in Schedule 2.10(a)(i) shall be considered Fold-In Acquisitions provided the conditions set forth in clauses (B), (C), and (D) above are otherwise satisfied and Parent’s or any Group Company’s acquisition of such organization is completed during the Earn-Out Period.

(ii) “Fold-In Acquisitions Cost of Capital Charge” means the sum of:

(A) Six percent (6%) of the aggregate purchase price paid or payable by Parent, the applicable Group Company, or the applicable Affiliate thereof, as the case may be, on any Fold-In Acquisitions completed during the first or second years of the Earn-Out Period, plus

(B) four percent (4%) of the aggregate purchase price paid or payable by Parent, the applicable Group Company, or the applicable Affiliate thereof, as the case may be, on any Fold-In Acquisitions completed during the third year of the Earn-Out Period.

(iii) “Fold-In Acquisitions Payments Amount” means the sum of:

(A) one hundred percent (100%) of the quotient of (1) the aggregate purchase price paid or payable by Parent, the applicable Group Company, or the applicable Affiliate thereof, as the case may be, on any Fold-In Acquisitions completed during the first or second year of the Earn-Out Period, divided by (2) fifteen (15), plus

(B) sixty-seven percent (67%) of the quotient of (1) the aggregate purchase price paid or payable by Parent, the applicable Group Company, or the applicable Affiliate thereof, as the case may be, on any completed Fold-In Acquisitions during the third year of the Earn-Out Period, divided by (2) fifteen (15).

(iv) “Fold-In Acquisitions Support Charge” means an aggregate charge for Parent’s support services in investigating, negotiating, completing, and integrating Fold-In Acquisitions, equal to thirty-three percent (33%) of the pro forma EBITDA for any Fold-In Acquisition, as of the effective date of such Fold-In Acquisition.

(b) During the Earn-Out Period, Parent shall permit the Senior Executives to use commercially reasonable efforts to identify, meet with, and introduce prospective Fold-In

Acquisition opportunities to Parent and the Group Companies, provided that such activities do not materially interfere with the satisfactory performance the Senior Executives’ duties under their employment agreements with the Group Companies or, without Parent’s prior written consent, require that any business time be expended by any other employee of the Group Companies.

(c) Any Fold-In Acquisition shall be subject to Parent’s prior approval and satisfactory due diligence investigation. Prior to the completion of any acquisition that might reasonably meet the definition of a Fold-In Acquisition, Parent and the New Profit Center Leader, shall mutually agree in writing as to whether such acquisition shall be deemed a Fold-In Acquisition. Fold-In Acquisitions that will physically combine operations into the New Profit Center’s offices and that are completed during the Earn-Out Period shall fold into the New Profit Center’s office as quickly as reasonably possible, subject to the availability of sufficient office space, distance from the New Profit Center’s offices or other transactional issues that might require the Fold-In Acquisition be a new stand-alone office.

(d) In determining Year Three EBITDA and the Earn-Out Amount under Section 2.9, for each Fold-In Acquisition:

(i) EBITDA shall include all EBITDA earned from such Fold-In Acquisition during Year Three; and

(ii) The Fold-In Acquisitions Cost of Capital Charge, the Fold-In Acquisitions Payments Amount, and the Fold-In Acquisitions Support Charge for such Fold-In Acquisition shall be deducted dollar-for-dollar from the Earn-Out Amount; provided, that the Fold-In Acquisitions Support Charge shall only be applied in the year the applicable Fold-In Acquisition is consummated.

(e) Solely for illustrative purposes, Exhibit G to this Agreement sets forth examples of the effect of certain Fold-In Acquisitions on EBITDA; the Fold-In Acquisitions Cost of Capital Charge, the Fold-In Acquisitions Payments Amount, and the Fold-In Acquisitions Support Charge for such Fold-In Acquisitions; and the resulting effect on the Earn-Out Amount. In the event of a conflict between Exhibit G and the terms of this Agreement, the terms of this Agreement shall control and govern.

SECTION 2.11 Withholding Rights. Parent and the Surviving Corporation, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Equityholder any amounts which are required to be deducted and withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law, including the types of withholding disclosed on Schedule 2.11; provided, however, that (a) before making any such deduction or withholding, Parent or the Surviving Corporation, as applicable, shall give the Equityholders’ Representative notice of the intention to make such deduction or withholding (such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a commercially reasonable period of time before such deduction or withholding is required, in order for the Equityholders’ Representative to obtain reduction of or relief from such deduction or withholding), (b) Parent or the Surviving Corporation, as applicable, shall cooperate with the Equityholders’ Representative to the extent reasonable in efforts to obtain reduction of or relief from such deduction or withholding, and (c) Parent or the Surviving Corporation, as applicable, shall timely remit to the appropriate Governmental Authority any and all amounts so deducted or withheld and timely file all Tax Returns and provide to the Equityholders’ Representative such information statements and other documents required to be filed or provided under applicable Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Parent or the Surviving Corporation in accordance with the foregoing, such amounts shall be treated for all purposes of this Agreement as having been paid to the Equityholder in respect of which such deduction and withholding was made by Parent or the Surviving Corporation.

ARTICLE III.

PAYMENT TO EQUITYHOLDERS; EXCHANGE OF CERTIFICATES

SECTION 3.1 Payment to Equityholders; Exchange of Certificates.

(a) Payment to Equityholders. At the Closing, (i) each holder of Company Common Stock shall deliver to the Surviving Corporation for cancellation the stock certificates representing such holder’s shares of Company Common Stock (collectively, the “Certificates”), together with (A) a letter of transmittal, in form reasonably satisfactory to Parent, including, among other terms, (x) a statement acknowledging that delivery of the consideration to be paid to such holder under this Agreement shall be effected, and risk of loss and title to Company Common Stock held by such holder shall pass, only upon delivery of the applicable Certificates, (y) representations and warranties as to ownership and title to such Company Common Stock, and (z) wire transfer instructions for such holder, duly completed and validly executed in accordance with the instructions thereto, (B) an IRS Form W-8 or W-9, as applicable, duly completed and validly executed in accordance with the instructions thereto, and (C) a written consent to delivery of such holder’s shares of Company Common Stock, in form reasonably satisfactory to Parent, by each married holder from such holder’s spouse, as may be required pursuant to California community property law, duly completed and validly executed in accordance with the instructions thereto (together, the “Certificate Package”); (ii) (A) Parent shall, or shall cause the Surviving Corporation to, pay the aggregate Per Share Merger Consideration to all Equityholders, other than Lewis DeFuria, pursuant to Section 2.6 to the account or accounts designated in such Equityholder’s letter of transmittal by means of a wire transfer of immediately available funds, against delivery of such Equityholder’s Certificate Package, (B) Parent shall pay to the Surviving Corporation, and shall cause the Surviving Corporation to pay to all Equityholders through the Company’s payroll system, the aggregate RSU Payments to be paid pursuant to Section 2.7(a), which payments shall be subject to withholding as contemplated under Section 2.11, (C) Parent shall pay to the Surviving Corporation, and shall cause the Surviving Corporation to pay to all Equityholders through the Company’s payroll system, the aggregate Option Payments to be paid pursuant to Section 2.7(b), which payments shall be subject to withholding as contemplated under Section 2.11, and (D) Parent shall pay to the Surviving Corporation, and shall cause the Surviving Corporation to pay to Lewis DeFuria through the Company’s payroll system, the amount owed to Lewis DeFuria pursuant to Section 2.6(d), which payment shall be subject to withholding as contemplated under Section 2.11, except that (w) the amount of the Per Share Merger Consideration to be paid at the Closing, and to be used to determine the aggregate RSU Payments and the aggregate Option

Payments, shall be based on the Estimated Working Capital, Estimated Closing Debt and Estimated Unpaid Company Transaction Expenses instead of the Closing Working Capital, Closing Debt and Unpaid Company Transaction Expenses, (x) the sum of One Hundred Thousand Dollars ($100,000.00) (the “Non-Compete Amount”) shall be deducted from the aggregate Per Share Merger Consideration, the aggregate RSU Payments and the aggregate Option Payments and paid to the Principal Equityholders, with each Principal Equityholder receiving Ten Thousand Dollars ($10,000.00) in consideration of entering into the Non-Compete Agreement; (y) the sum of Thirty Million Dollars ($30,000,000.00) (the “Escrow Fund”) shall be deducted from the aggregate Per Share Merger Consideration, the aggregate RSU Payments and the aggregate Option Payments and such Escrow Fund shall be delivered to the Escrow Agent to hold in accordance with the terms of the Escrow Agreement, and (z) the sum of Five Hundred Thousand Dollars ($500,000.00) (the “Equityholder Reserve”) shall be deducted from the aggregate Per Share Merger Consideration, the aggregate RSU Payments and the aggregate Option Payments and delivered to the Equityholders’ Representative to hold in accordance with Section 10.1; and (iii) Parent shall, or shall cause the Surviving Corporation to, deliver the Escrow Fund to the Escrow Agent pursuant to the Escrow Agreement and the Equityholder Reserve to the Equityholders’ Representative, it being understood and agreed that the Escrow Fund and the Equityholder Reserve shall be deducted from, and credited toward, each Equityholder in proportion to such Equityholder’s Applicable Percentage.

(b) Payment to PSU Holders. At the Closing, Parent shall pay to the Surviving Corporation, and shall cause the Surviving Corporation to pay to all PSU Holders through the Company’s payroll system, the aggregate PSU Payments to be paid pursuant to Section 2.7(c), which payments shall be subject to withholding as contemplated under Section 2.11.

(c) Exchange of Certificates. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with the other documents included in the Certificate Package, each duly completed and validly executed in accordance with the instructions thereto, the Certificates so surrendered shall forthwith be cancelled, and the holder of the Certificate shall be entitled to receive in exchange therefor, the Per Share Merger Consideration payable to such holder pursuant to Section 2.6. Until so surrendered, each outstanding Certificate shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the Per Share Merger Consideration pursuant to Section 2.6, without interest thereon.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) the execution and delivery to the Surviving Corporation by such Person of an indemnity agreement in customary form and substance, Parent or the Surviving Corporation shall, subject to Section 3.1(a), issue, in exchange for such lost, stolen or destroyed Certificate, the amount of cash, without interest, that such Person would have been entitled to receive had such Person surrendered such lost, stolen or destroyed Certificate to the Surviving Corporation pursuant to Section 2.6.

(e) No Liability. Notwithstanding anything to the contrary in this Section 3.1, neither the Company, Parent nor the Surviving Corporation shall be liable to any Person for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Law.

SECTION 3.2 Company Debt. Prior to the Closing, the Company shall (i) deliver a notice of prepayment with respect to any Closing Debt, and (ii) deliver to the Parent payoff letters related to such Closing Debt, duly executed by the lenders party thereto, confirming the amount of such Closing Debt and the agreement to release the Company or such Subsidiary, as applicable, from (A) all obligations with respect to such Closing Debt as of the payment of such Closing Debt, and (B) Encumbrances associated with such Debt. Simultaneously with the Closing, Parent shall repay, or cause to be repaid, on behalf of the Group Companies, any outstanding amount of Closing Debt of the Group Companies by wire transfer of immediately available funds as directed by the holders of such Closing Debt.

SECTION 3.3 Dissenting Shares. If required by the DGCL, but only to the extent required thereby, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto in accordance with the DGCL (the “Dissenting Shares”) shall not be exchangeable for the right to receive the Per Share Merger Consideration, and holders of such shares of Company Common Stock shall be entitled to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Per Share Merger Consideration. The Company shall give Parent and Merger Sub prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

SECTION 3.4 No Further Ownership Rights in Shares of Company Common Stock; Closing of Company Transfer Books. At and after the Effective Time, each holder of Company Common Stock shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of Company Common Stock (other than shares to be cancelled pursuant to Section 2.6(a) or Dissenting Shares), the right to surrender his or her Certificate in exchange for payment of the Per Share Merger Consideration and the amounts payable pursuant to Section 2.8(d)(ii), Section 3.1 and Section 6.9(e) or, in the case of a holder of Dissenting Shares, to perfect his or her right to receive payment for his or her shares of Company Common Stock pursuant to the DGCL, and no transfer of shares of Company Common Stock shall be made on the stock transfer books of the Surviving Corporation. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided for in this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement by the Company to Parent and Merger Sub, the Company shall deliver to Parent and Merger Sub a confidential disclosure schedule (the “Company Disclosure Schedule”). Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement. Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub that the following representations and warranties are true and correct:

SECTION 4.1 Corporate Status. Each of the Group Companies (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority to carry on its Business and (iii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority, to be in good standing or to be duly qualified to conduct business, would not result in a material monetary cost to the Group Companies or a forfeiture of material rights by the Group Companies. The Organizational Documents of the Group Companies, as amended to date, copies of which have been delivered to Parent for review prior to Closing, are true, complete, and correct in all material respects.

SECTION 4.2 Authority; Merger Approval.

(a) Each of the Company and the Equityholders’ Representative has all necessary corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party. The execution, delivery and performance of this Agreement and each of the other Transaction Agreements to which the Company or the Equityholders’ Representative is a party by each of the Company and the Equityholders’ Representative, as applicable, and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Company and the Equityholders’ Representative, as applicable, and upon receipt by the Company of the Required Company Stockholder Approval, the Company shall have obtained all necessary authorizations and approvals from its Board of Directors and stockholders required in connection therewith. This Agreement and each of the other Transaction Agreements to which the Company or the Equityholders’ Representative is a party have been duly executed and delivered by the Company and the Equityholders’ Representative, as applicable, and (assuming due authorization, execution and delivery by the other parties to this Agreement) constitutes a valid and legally binding obligation of the Company and the Equityholders’ Representative, as applicable, enforceable against the Company and the Equityholders’ Representative, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally.

(b) The Required Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock necessary to approve this Agreement and the Merger.

SECTION 4.3 No Conflict; Government Authorizations.

(a) The execution and delivery of this Agreement and the other Transaction Agreements, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Agreements, does not and will not, directly or indirectly, (i) conflict with, or result in any violation of the Organizational Documents of the Company; (ii) subject to the matters described in Section 4.3(b), conflict with or result in a violation, termination, suspension, or revocation of any Permit, Governmental Order or Law applicable to any Group Company, or any of their property or assets; or (iii) except as set forth in Section 4.3(a) of the Company Disclosure Schedule, violate, result in a breach of, or constitute a default (with or without due notice or lapse of time, or both) under, or give rise to any penalty or premium or to any rights of modification, termination, cancellation or acceleration of any obligation, or to loss of a benefit under, or result in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of any Group Company pursuant to, any Company Material Contract to which any Group Company is a party or by which any of them is bound or affected; provided, however, that the foregoing does not include any representation or warranty as to any consequences resulting from any fact or circumstance relating solely to Parent or any of its Affiliates; or (iv) violate, result in a breach of or constitute a default (with or without due notice or lapse of time, or both) under, or give rise to any penalty or premium or to any rights of modification, termination, cancellation or acceleration of any obligation, or to loss of a benefit under, any Company Material Contract to which any Equityholder is a party or bound or by which any of their properties or assets may be bound or otherwise subject.

(b) Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, no consent or approval of, or registration, declaration, notice or filing with, any Governmental Authority or Person is required to be obtained or made by, or given to, any Group Company in connection with the execution, delivery and performance of this Agreement and the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with and filings as may be required under the HSR Act and any applicable foreign antitrust Laws, (ii) the filing of the certificate of merger or other documents with the Secretary of State of the State of Delaware, and (iii) where the failure to obtain such consent or to make such registration, declaration, notice, or filing would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 175,000 shares of Company Common Stock, of which [105,979.2713] shares are issued and outstanding as of the date hereof, and (ii) 5,000 shares of Company Preferred Stock, none of which are issued and outstanding as of the date hereof. All issued and outstanding shares of Company Common Stock have been duly authorized, validly issued, fully paid, nonassessable and free and clear of any and all Encumbrances and free and clear of any covenant, condition, restriction, voting trust arrangement or adverse claim of any kind and have been issued in compliance with all applicable securities Laws. There are no (A) outstanding options, warrants, calls, preemption rights, subscriptions, stock appreciation rights, phantom stock rights, carried interests or other rights, convertible securities, agreements, obligations or commitments of any character of any Group Company or any Equityholder to issue, transfer, or sell any shares of capital stock, options, warrants, calls, or other equity interest of any kind whatsoever in any Group Company or securities convertible into or exchangeable for such shares, (B) contractual obligations of any Group Company to repurchase, redeem, or otherwise acquire any capital stock or equity interest of any Group Company, or (C) voting trusts, proxies, shareholder agreements (other than the Stockholders Agreement), or similar understandings or agreements to which any Equityholder or any Group Company is a party with respect to the capital stock of any Group Company, other than (x) Company RSU Awards relating in the aggregate to [9,269.0218] shares of Company Common Stock under the Company RSU Plans, (y) Company Options representing in the aggregate the right to purchase [6,443.2180] shares of Company Common Stock under the Company Option Plan and (z) Company PSU Awards relating in the aggregate to [472.4769359] shares of Company Preferred Stock under the Company PSU Plan.

(b) Section 4.4(b) of the Company Disclosure Schedule lists the authorized and outstanding capital stock of the Company’s Subsidiaries. All of the issued and outstanding capital stock of the Company’s Subsidiaries are held by the Company and are duly authorized, validly issued, fully paid, nonassessable and free and clear of any and all Encumbrances and free and clear of any covenant, condition, restriction, voting trust arrangement or adverse claim of any kind. The shares of capital stock of the Company’s Subsidiaries have been issued in compliance with all applicable securities Laws and none of such shares (i) are subject to preemptive rights or rights of first refusal or (ii) were issued in violation of any preemptive, subscription or other similar rights under any provision of applicable Law, the Organizational Documents of Company or its Subsidiaries or any Company Material Contract.

(c) Except for this Agreement and the Stockholders Agreement, the Company is not a party to, and does not otherwise have any Knowledge of the current existence of, any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company.

(d) Except as set forth on Section 4.4(d) of the Company Disclosure Schedule, no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person or joint venture. Section 4.4(d) of the Company Disclosure Schedule sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company, with respect to each Person of which such Group Company owns, directly or indirectly, any equity or equity-related securities.

(e) No Affiliate of any Group Company, or, to the Knowledge of the Company, any Equityholder, has any oral or written contractual obligation or arrangement to pay any consideration, as a retention bonus, performance bonus or other arrangement, at or after the Closing to any (i) Equityholder other than in proportion to such Equityholder’s Applicable

Percentage, or (ii) employee or independent contractor of any Group Company, for the purpose of incentivizing such Equityholder, employee, or independent contractor to continue his or her employment or engagement with any Group Company and/or to achieve or to assist others to achieve certain individual, program, or company-wide financial performance goals.

SECTION 4.5 Financial Statements. A true and complete copy of (i) the audited consolidated financial statements of the Group Companies (including the balance sheet and the related statements of income, stockholders’ equity and cash flows) as of and for the years ended December 31, 2008, 2009 and 2010 and (ii) the unaudited consolidated financial statements of the Company as of and for the eleven (11) months ended November 30, 2011, (collectively, the “Company Financial Statements”) are set forth in Section 4.5 of the Company Disclosure Schedule. The Company Financial Statements (including in each case, the notes thereto, if any) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates thereof and for the periods covered thereby, in accordance with GAAP, consistently applied; provided, however, that the unaudited Company Financial Statements do not include all footnotes or normal year-end closing adjustments in accordance with GAAP.

SECTION 4.6 Absence of Certain Changes. Except as contemplated by this Agreement, between the Balance Sheet Date and the date of this Agreement, there has not been, occurred or arisen:

(a) any event or condition of any kind or character that has had, or would reasonably be expected to have, a Material Adverse Effect;

(b) any sale, assignment, transfer, lease, license or other disposition, or agreement to sell, assign, transfer, lease, license or otherwise dispose of, any of the fixed assets of the Company having a value, in any individual case, in excess of $200,000.00;

(c) any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) by the Company of any corporation, partnership or other business organization, or any division thereof, for consideration, in any individual case, in excess of $200,000.00;

(d) any material change in any method of financial accounting or financial accounting practice used by any Group Company, including such changes as are required by GAAP, as applicable;

(e) (i) any employment, deferred compensation, bonus, severance or similar agreement or arrangement entered into or amended by the Company, except any employment agreement providing for compensation of less than $100,000.00 per annum; (ii) any increase in the compensation payable, or to become payable, by the Company to any directors or officers of any Group Company or the presidents of any divisions of any Group Company; or (iii) any increase in the coverage or benefits available under any benefit plan, payment or arrangement made to, for or with such directors, officers, Company Employees, agents or representatives, other than increases, payments or provisions which are in normal amounts and are made in the ordinary course of business consistent with past practice, or which are made pursuant to a contractual obligation or are required by applicable Law; or

(f) any agreement, other than this Agreement, to take any actions specified in this Section 4.6.

SECTION 4.7 Taxes. Except as set forth in Section 4.7 of the Company Disclosure Schedule:

(a) The Group Companies have duly and timely filed with the appropriate Taxing Authorities all federal and state Income Tax Returns and other material Tax Returns required to be filed by the Group Companies (taking into account all applicable extensions). All such Tax Returns are complete and accurate in all material respects. The Group Companies have timely paid all Taxes required to have been paid by them for all taxable periods through the date hereof whether or not shown as due on such Tax Returns. The Group Companies currently are not the beneficiary of any extension of time within which to file any Tax Return. Since January 1, 2007, no written claim and, to the Knowledge of the Company, no oral claim has been received by any Group Company from an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(b) No material deficiencies for Taxes with respect to any Group Company have been claimed, proposed or assessed in writing by any Taxing Authority or other Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings and which are shown as a liability on the Company Financial Statements. No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(c) There are no Encumbrances for Taxes upon any asset of any Group Company (other than Permitted Encumbrances).

(d) The Group Companies have timely withheld, collected, deposited or paid all Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

(e) No Group Company is a party to, or has any obligation under, any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).

(f) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

(g) Since January 1, 2007, no Group Company has at any time been a member of any affiliated group required to join in the filing of consolidated federal income Tax Returns, or otherwise joined in the filing of other Tax Returns on a consolidated, combined or unitary group basis.

(h) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or on behalf of any Group Company which would have binding effect on any Group Company for any taxable year ending after the Closing Date.

(i) Since January 1, 2007, no Group Company has made a change in method of accounting or has agreed to or is required to make a change in method of accounting in its Tax Returns that would require it to make any adjustment to its computation of income pursuant to Section 481(a) of the Code (or any predecessor provision), there is no application pending with any Taxing Authority requesting permission for any such change in any accounting method of any Group Company and no Governmental Authority has proposed in writing any such adjustment or change in accounting method.

(j) The unpaid Taxes of the Group Companies did not, as of the date of the most recent balance sheet set forth in the Company Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet. Since the date of such balance sheet, the Group Companies have not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.

(k) No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(l) No Group Company is or has been a party to any “listed transaction” or, to the Knowledge of the Company, any other “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(m) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date or prepaid amount received on or prior to the Closing Date.

SECTION 4.8 Legal Proceedings. Except as set forth in Section 4.8 of the Company Disclosure Schedule, as of the date hereof, there are no Actions pending by or against any Group Company or any executive officer or director of any Group Company in his or her capacity as such, and no Group Company or any executive officer or director of any Group Company has received a threat of any such Action.

SECTION 4.9 Compliance with Laws; Permits; Filings.

(a) Except as set forth in Section 4.9 of the Company Disclosure Schedule, to the Knowledge of the Company, since January 1, 2009, each Group Company has been and is in compliance with all applicable Laws and Governmental Orders, including but not limited to

Laws relating to the insurance sold, Taxes, zoning, building codes, antitrust, occupational safety and health, industrial hygiene, environmental protection, Hazardous Material and Environmental Laws, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and the payment of withholding and Social Security Taxes, except for any non-compliance that did not have or would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.9 of the Company Disclosure Schedule, to the Knowledge of the Company, since January 1, 2009, neither the Company nor its Subsidiaries has received any notice of any violation of any such Law or Governmental Order in excess of $150,000.00 or that resulted in a material change in the way the business of any Group Company has been conducted.

(b) Except as would not result in a material monetary cost to the Group Companies or a forfeiture of material rights by the Group Companies, each Group Company holds all Permits issued by the appropriate Governmental Authorities that are necessary to the conduct of its respective business as presently conducted and all such Permits are in full force and effect in all material respects. Except as would not result in a material monetary cost to the Group Companies or a forfeiture of material rights by the Group Companies, no Group Company (i) is in violation or default of any such Permit held by it or (ii) has received any written notification from any Governmental Authority that it intends to or is threatening to revoke, suspend, modify or limit any Permit. Except as would not result in a material monetary cost to the Group Companies or a forfeiture of material rights by the Group Companies, the applicability and validity of each such Permit will not be adversely affected by the consummation of the transactions contemplated by this Agreement. The Company has made available to Parent true and complete copies of each Permit, including each insurance producer and similar Permits. No Group Company is in receipt of any written notice of violation or other notification from any Governmental Authority or other third party, alleging that any such Person has committed any act, or failed to act, in any manner or under any circumstances which could result in the revocation, suspension, modification, or limitation by any Governmental Authority of any Permit.

(c) Except as set forth in Section 4.9(c) of the Company Disclosure Schedule and except as would not result in a material monetary cost to the Group Companies or a forfeiture of material rights by the Group Companies, each Group Company has filed all reports, statements, documents, registrations, filings, or submissions required to be filed by such entities or with respect to any Carrier on whose behalf they are required to make such reports, statements, documents, registrations, filings, or submissions with any Governmental Authority. All such reports, registrations, filings, and submissions are in compliance (and complied at the relevant time) in all material respects with Law and no deficiencies have been asserted in writing by any such Governmental Authority with respect to such reports, registrations, filings, or submissions that have not been remedied.

SECTION 4.10 Environmental Matters.

(a) Each Group Company complies, and has complied, in all material respects, with all applicable Environmental Laws, which compliance includes possession of all Permits required under applicable Environmental Laws.

(b) There is not now and, to the Knowledge of the Company, has not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, or released from any Company owned, leased or operated property associated with the business except in full compliance with all applicable Environmental Laws.

(c) No Group Company has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Materials or alleged violation of, or non-compliance with, any Environmental Law.

SECTION 4.11 Employee Matters and Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule lists all Employee Benefit Plans of the Group Companies (“Company Benefit Plans”). Each Company Benefit Plan has been established, maintained and administered at all times in accordance with the terms of all applicable Laws and with the terms of such Company Benefit Plan, except as would not result in a Material Adverse Effect. Except for routine claims for benefits, no litigation, claims or disputes are pending or, to the Knowledge of the Company, threatened that give rise to a Material Adverse Effect on the part of Company Benefit Plan or any Group Company, with respect to any Company Benefit Plan. No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or is a “multiple employer plan” within the meaning of Section 413(c) of the Code. There are no proceedings, audits or investigations pending before the IRS, the United States Department of Labor or other Governmental Authority with respect to any Company Benefit Plan, nor to the Knowledge of the Company is any such proceeding or investigation threatened.

(b) No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code and none of any Group Company or other member of a controlled group of trades or businesses with any Group Company within the meaning of Section 414(b), (c), (m) or (o) of the Code has any obligation or liability in respect of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA.

(c) Complete copies of all Company Benefit Plans have been made available to Parent and, to the extent applicable: (i) any related trust agreement; (ii) the most recent determination letter; (iii) all material employee communications (including all summary plan descriptions and summaries of material modifications); (iv) the most recent determination letter received from the IRS for each Company Benefit Plan intended to qualify under Sections 401(a) and 501(a) of the Code; (v) the coverage and nondiscrimination testing for the last three (3) years for each Company Benefit Plan intended to qualify under Sections 401(a) and 501(a) of the Code; and (vi) for the most recent three (3) years, the Form 5500 and attached schedules.

(d) Each Company Benefit Plan intended to qualify under Sections 401(a) and 501(a) of the Code has received a favorable determination letter or opinion letter from the IRS on which it may rely, and no event has occurred that would reasonably be expected to cause such letter to be revoked or any such Company Benefit Plan or its underlying trust to fail to qualify under Section 401(a) or 501(a) of the Code, as applicable.

(e) Except as set forth on Section 4.11(e) of the Company Disclosure Schedule, and the acceleration of vesting of any unvested Company RSU Awards, Company Options or Company PSU Awards, no Company Benefit Plan exists that would result in the payment to any current or former employee, director or consultant of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director or consultant as a result of the transactions contemplated by this Agreement. Except as set forth on Section 4.11(e) of the Company Disclosure Schedule, and after taking into account the provisions of Section 6.7(c), there is no Contract, plan or arrangement (written or otherwise) covering any current of former employee, director or consultant that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, none of any Group Company has any indemnity or gross-up obligation for any taxes or interest imposed under Section 4999 or Section 280G of the Code.

(f) With respect to each Company Benefit Plan: (i) to the Knowledge of the Company, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Company Benefit Plan under ERISA; (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption, and (iii) all contributions and premiums have been timely made as required under ERISA, the Code, other applicable law and/or the terms of the respective Company Benefit Plan.

(g) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) to the extent applicable, has been maintained in compliance in both form and in operation with Code Section 409A, except where such non-compliance may be corrected under IRS correction programs without any material liability to the Group Companies or any of their employees. No Group Company (i) has been required to report to any government or regulatory authority any corrections made or taxes due as a result of a failure to comply with Section 409A and (ii) has any indemnity or gross-up obligation for any taxes or interest imposed or accelerated under Section 409A.

(h) None of the Company Benefit Plans promises or provides medical or other welfare benefits subsequent to termination of employment to any Person except as required by Section 4980B of the Code and Sections 601 to 608 of ERISA and any similar state laws.

SECTION 4.12 Labor. The Group Companies are in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational health and employment practices and is not engaged in any unfair labor practice. None of any Group Company is a party to any collective bargaining agreement or any other labor-related agreements with any labor union or labor organization. To the Knowledge of the Company, there are currently no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any employees of any Group Company, and, to the Knowledge of the Company, there have been no such activities or proceedings within the one-year period prior to the date of this Agreement. There are no labor disturbances, labor strikes or work stoppages pending against any Group Company.

SECTION 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) patents and patent applications, (ii) trademark and service mark registrations and applications, and (iii) copyrights registrations and applications, and (iv) computer software (other than commercially available software purchased or licensed for less than a total cost of $50,000.00 in the aggregate), in each case that are owned by any Group Company and necessary to the operation of the Business as currently conducted (“Company Intellectual Property”). With respect to each item of Company Intellectual Property, (x) either the Company or one of its Subsidiaries owns all right, title, and interest in and to, or has a valid and enforceable license to use, the item free of Encumbrances other than Permitted Encumbrances; (y) no Equityholder or any Affiliates (other than the Group Companies) own any Company Intellectual Property; and (z) the Company has not received written notice of any pending or threatened Action, judgment, decision, settlement or ruling by or before any Governmental Authority or arbitrator that challenges the legality, validity, enforceability of the Company’s ownership of any Company Intellectual Property.

(b) No Group Company has received written notice during the past two (2) years alleging any Group Company has infringed, misappropriated or otherwise violated the Intellectual Property rights of any other Person. To the Knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating Company Intellectual Property. Immediately after the Closing, the Company Intellectual Property will be owned or licensed by the Group Companies on terms substantially identical to those under which the Group Companies owned or licensed the Company Intellectual Property immediately prior to the Closing.

SECTION 4.14 Contracts.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a true and complete list of each of the following Contracts (including any amendments or modifications thereto through the date hereof) to which any Group Company are a party or by which it is bound (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Debt or agreement providing for Debt, in each case in excess of $100,000.00;

(ii) any Contract for the sale of any of material assets after the date hereof;

(iii) any Contract between any Group Company, on the one hand, and any director, officer or Affiliate of any Group Company, on the other hand;

(iv) any Contract containing a covenant not to compete restricting any Group Company, including, any Contract imposing exclusive dealing obligations or limitations on any Group Company, in any geographic area anywhere in the world or during any period of time;

(v) any Contract which creates a partnership or joint venture or similar arrangement;

(vi) any Contract providing for current or future payments or receipts in excess of $250,000.00 in the current or coming fiscal year; and

(vii) any Contract with a term of more than thirty-six (36) months.

(b) Except as set forth in Section 4.14(b) of the Company Disclosure Schedule, (i) no Group Company and, to the Knowledge of the Company, none of the other parties to any Company Material Contract, is in breach of or default under any Company Material Contract; (ii) no Group Company has received any written notice or claim of any breach or default from the counterparty to any Company Material Contract; and (iii) each Company Material Contract is in full force and effect and is valid, binding and enforceable by the parties thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and no event has occurred which, by notice or lapse of time or both, would constitute a default or event of default. True and complete copies of each written Company Material Contract (and written summaries of oral Company Material Contracts) have been made available to Parent. This Section 4.14(b) does not apply to any Contract that constitutes a lease of Leased Real Property or Subleased Real Property, which is addressed exclusively in Section 4.16.

(c) No Group Company has guaranteed the performance of any Person (other than the performance of the Company or any of the Subsidiaries) under any Contract including, without limitation, any premium financing obligation on behalf of any Client.

SECTION 4.15 Bankruptcy. Since January 1, 2009, none of the Institutional Equityholders, the Management Equityholders, the Company, or any of its Subsidiaries, has filed any voluntary petition in bankruptcy, consented to the filing of a bankruptcy proceeding against it, or been adjudicated bankrupt or insolvent, filed or consent to any the filing of any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any bankruptcy, insolvency, or other debtor relief law.

SECTION 4.16 Real Property. None of any Group Company owns any real property. Section 4.16 of the Company Disclosure Schedule sets forth a true and complete list of all of the real property that is leased by any Group Company (the “Leased Real Property”) or that is subject to a sublease by any Group Company to any third party (“Subleased Real Property”). Each of any Group Company has a valid leasehold interest in each Leased Real Property as provided in the applicable lease, free and clear of any Encumbrances other than Permitted Encumbrances. None of any Group Company or, to the Knowledge of the Company, the applicable landlord (i) is in material default under the lease for any Leased Real Property or (ii) has been informed in writing that the lessor under any of such leases has taken action or threatened to terminate the lease before the expiration of the lease. None of any Group Company or, to the Knowledge of the Company, the applicable subtenant (i) is in material default under the sublease for any Subleased Real Property, (ii) has been informed in writing that the subtenant under any of such leases has taken action or threatened to terminate the sublease before the expiration of the sublease, or (iii) has given written notice or taken action or threatened to terminate the sublease before the expiration of the sublease. Each lease or sublease to which any Group Company is a party is in full force and effect and is valid, binding and enforceable by the parties thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally.

SECTION 4.17 Assets.

(a) The Group Companies own and hold, free and clear of any Encumbrances (except for Permitted Encumbrances), sole and exclusive right, title and interest in and to their respective properties assets, and personal property, including but not limited to those reflected on the Company Financial Statements.

(b) Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, no capital expenditures are contemplated by any Group Company.

(c) During the twelve (12) months prior to the date of this Agreement, none of the Group Companies or their employees has placed or provided any securities products or services for any Client Account.

(d) No Group Company is a party to, or bound by, any agreement, instrument or understanding (other than Permitted Encumbrances) restricting the transfer of the Company’s assets. There are no existing agreements, options, commitments, rights or privileges, whether preemptive or contractual, of any Person to acquire any of the Company’s assets, properties, or rights or any interest therein.

(e) Except as set forth in Section 4.17(e) of the Company Disclosure Schedule, no insurance is currently placed by any Group Company for any Client Account with any Carrier that is not (i) rated by A.M. Best Company or is rated less than “A-” by A.M. Best Company or (ii) admitted, authorized, licensed, or otherwise eligible to write insurance coverage on a surplus lines basis in the jurisdiction in which the covered risk is located.

(f) Except as set forth in Section 4.17(f) of the Company Disclosure Schedule, no Group Company has entered into any Contract relating to any acquisitions, mergers, and/or purchases or sales of material assets (including purchases or sales of Client Accounts) within the past three (3) years.

(g) Section 4.17(g) of the Company Disclosure Schedule sets forth a true and complete list of the Company’s Tangible Personal Property as of the date hereof.

SECTION 4.18 Related Party Transactions. To the Knowledge of the Company, except as set forth in Section 4.18 of the Company Disclosure Schedule:

(a) neither the Equityholders nor any Affiliate of the Equityholders has, directly or indirectly, any obligation to or cause of action or claim against any Group Company;

(b) no Group Company has any loan or advance in excess of $10,000.00 to any Equityholder, officer, director, or employee thereof;

(c) no officer or director of any Group Company, or any Affiliate thereof, or any such Person has, directly or indirectly:

(i) an equity interest of five percent (5%) or more in any Person that purchases from or sells or furnishes to any Group Company any goods or otherwise does business with any Group Company, or

(ii) a beneficial interest in any Company Material Contract under which any Group Company is obligated or bound or to which the property of any Group Company may be subject, other than employment Contracts; or

(iii) none the Company, any of its Subsidiaries, or any of their directors, officers, or employees is a party to any transaction with any Group Company, except for services as employees, officers, or directors.

SECTION 4.19 Bank Accounts. Section 4.19 of the Company Disclosure Schedule lists all bank accounts of each Group Company.

SECTION 4.20 Insurance. Section 4.20 of the Company Disclosure Schedule contains a true and complete list of all policies of fire, casualty, liability, workers compensation, product liability, and other forms of insurance owned or held by any Group Company, including the name of the issuing Carrier, policy limits, deductibles or self-insured retention amounts, and policy expiration dates (“Insurance Policies”). Except as set forth in Section 4.20 of the Company Disclosure Schedule, except for any Insurance Policies that will be the subject of Required Tail Coverages, all Insurance Policies will remain in full force and effect after the Closing. To the Knowledge of the Company, all Insurance Policies are valid, outstanding, and enforceable policies and provide insurance coverage for the Group Companies’ assets and operations of their businesses, of the kinds, and in the amounts and against the risks required to comply with Law and/or any contractual obligations. The activities and operations of the Group Companies have been conducted in a manner so as to conform in all material respects to all applicable provisions of the Insurance Policies. Since January 1, 2009, except as set forth in Section 4.20 of the Company Disclosure Schedule, no Group Company has received any notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, or material increase in premium for, any Insurance Policies. No Group Company has incurred any employee theft or employee dishonesty losses or made any claims for employee theft or dishonesty in the past three (3) years.

SECTION 4.21 Carriers and Client Accounts.

(a) Section 4.21(a) of the Company Disclosure Schedule sets forth a list of the top ten (10) Carriers and a list of the top ten (10) Producers (each by revenue) of each of the Subsidiaries, in each case for the fiscal year ended December 31, 2010, and for the eleven (11)

month-period ended November 30, 2011. Except as set forth in Section 4.21(a) of the Company Disclosure Schedule, between January 1, 2010, and the date of this Agreement, no Group Company has received any written notice from any such Carrier or any such Producer (either directly or through any insurance intermediary) to the effect that such Carrier or such Producer will, other than in the ordinary course of business, stop, cancel, non-renew, materially decrease the rate of, or adversely change the terms with respect to, sales by or to any of the Subsidiaries (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise).

(b) Except as set forth in Section 4.21(b) of the Company Disclosure Schedule, no Group Company is engaged in any risk-bearing or risk-sharing activities, in any capacity, including, without limitation, as a party to any Contract whereby the Company or any of the Subsidiaries agrees (i) to return any portion of its Commissions to any Carrier based upon the loss ratios generated by any insurance program that the Company or any of the Subsidiaries administers for such Carrier, (ii) to participate in any underwriting gains or losses, and/or (iii) otherwise to bear any portion of the total insurance risk placed through any insurance program administered by the Company or any of the Subsidiaries for any Carrier.

SECTION 4.22 Finder’s Fee. Except as set forth in Section 4.22 of the Company Disclosure Schedule, the Company has not incurred any liability or obligation to any party for any brokerage, investment bankers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement, and any such fees or commissions shall be treated as Unpaid Company Transaction Expenses hereunder.

SECTION 4.23 No Other Representations or Warranties. Except for the specific representations and warranties expressly set forth in this Article IV (as modified by the Company Disclosure Schedule), neither the Company nor any of its Affiliates, representatives or agents makes any other representation or warranty, express or implied, with respect to the Company, its Subsidiaries, any of their respective businesses, financial projections, assets, liabilities or operations, or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company, its Subsidiaries or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for the specific representations and warranties contained in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or Merger Sub by any director, officer, employee, agent, consultant, or representative of the Company, its Subsidiaries or any of their respective Affiliates). The Company makes no representations or warranties to Parent or Merger Sub regarding (i) merchantability or fitness for any particular purpose, (ii) the operation of the business by Parent after the Closing, or (iii) the probable success or profitability of any Group Company.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that the following representations and warranties are true and correct:

SECTION 5.1 Corporate Status. Each of Parent and Merger Sub (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority to carry on its business as it is now being conducted, and (iii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized. The Organizational Documents of Parent and Merger Sub, as amended to date, copies of which have been delivered to the Company prior to Closing, are true, complete, and correct in all material respects.

SECTION 5.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which Parent or Merger Sub is a party by Parent and Merger Sub, as applicable, and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, as applicable, and each of Parent and Merger Sub shall have obtained all necessary authorizations and approvals from its Board of Directors and stockholders required in connection therewith. This Agreement and each of the other Transaction Agreements to which Parent or Merger Sub is a party have been duly executed and delivered by each of Parent and Merger Sub, as applicable, and (assuming due authorization, execution and delivery by the other parties to this Agreement) constitutes a valid and legally binding obligation of each of Parent and Merger Sub, as applicable, enforceable against each of Parent and Merger Sub, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally.

SECTION 5.3 No Conflict; Government Authorization.

(a) The execution and delivery of this Agreement and the other Transaction Agreements to which Parent or Merger Sub is a party, the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party, does not and will not, directly or indirectly, (i) conflict with, or result in any violation of the Organizational Documents of Parent or Merger Sub; (ii) subject to the matters described in Section 5.3(b), conflict with or result in a violation, termination, suspension, or revocation of any Permit, Governmental Order or Law applicable to Parent or Merger Sub, or any of their property or assets; or (iii) violate, result in a breach of, or constitute a default (with or without due notice or lapse of time, or both) under, or give rise to any penalty or premium or to any rights of modification, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of Parent or Merger Sub pursuant to, any material Contract to which Parent or Merger Sub is a party or by which it is bound or affected.

(b) No consent or approval of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by, or given to, Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with and filings as may be required under the HSR Act and any applicable foreign antitrust Laws, (ii) the filing of the certificate of merger or other documents with the Secretary of State of the State of Delaware, and (iii) where the failure to obtain such consent or to make such registration, declaration, notice, or filing would not reasonably be expected to have a material adverse effect on Parent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or the other Transaction Agreements.

SECTION 5.4 Legal Proceedings. As of the date hereof, there are no Actions pending by or against or, to the knowledge of each of Parent and Merger Sub, threatened against, Parent, Merger Sub or any other Subsidiaries of Parent (“Parent Subsidiaries”), or any executive officer or director of Parent or Merger Sub in his or her capacity as such that would be reasonably likely to have a material adverse effect on Parent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

SECTION 5.5 Solvency. As of the Closing, and after giving effect to all of the transactions contemplated by this Agreement, the Surviving Corporation will be Solvent. For purposes of this Section 5.5, “Solvent” means that, with respect to any Person and as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (y) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (z) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

SECTION 5.6 Financing. Each of Parent and Merger Sub affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent and/or Merger Sub obtain financing for or related to any of the transactions contemplated hereby. Parent has, and Parent will have at the Effective Time, the funds necessary to make the payments required under Article II, to pay all fees and expenses to be paid by Parent and Merger Sub in connection with the transactions contemplated by this Agreement, fund the working capital requirements of the Surviving Corporation after the Closing and to satisfy all other payment obligations that may arise in connection with, or may be required in order to consummate, the transactions contemplated by this Agreement.

SECTION 5.7 Due Diligence Investigation. Parent has had an opportunity to discuss the business, management, operations and finances of the Group Companies with their respective officers, directors, employees, agents, representatives and Affiliates, and has had an opportunity to inspect the facilities of the Group Companies. Parent and Merger Sub have conducted to their satisfaction, their own independent investigation of the conditions, operations and business of the Group Companies and, in making their determination to proceed with the transactions contemplated by this Agreement, Parent and Merger Sub have relied on the results of their own independent investigation. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent has relied solely upon the representations and warranties of the Company set forth in Article IV (and acknowledges that such representations and warranties are the only representations and warranties made by the Group Companies) and has not relied upon any other information provided by, for or on behalf of the Group Companies, or their respective agents or representatives, to Parent in connection with the transactions contemplated by this Agreement. Parent has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to future prospects (financial or otherwise) of the Group Companies. Parent acknowledges that no current or former stockholder, director, officer, employee, Affiliate or advisor of the Group Companies has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

SECTION 5.8 Finder’s Fee. Parent and Merger Sub have not incurred any liability or obligation to any party for any brokerage, investment bankers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement.

SECTION 5.9 Investment Representations. Parent is not acquiring the Company with a view to or for sale in connection with any distribution of the Company Common Stock within the meaning of the Securities Act. Parent (a) is an “accredited investor” (as defined in Regulation D under the Securities Act); (b) is able to bear the economic risk of its investment in the Company; (c) acknowledges that the Company Common Stock has not been registered under the Securities Act and therefore is subject to certain restrictions on transfer unless registered for resale or subject to an exempt transaction under the Securities Act and any applicable state securities Law and, the Company is under no obligation to file a registration statement with the Commission with respect to the Company Common Stock and (d) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company.

SECTION 5.10 No Prior Activities. Merger Sub has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement, including the Merger. Except as contemplated by this Agreement, Merger Sub had not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking. As of the date of this Agreement, all of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated by this Agreement).

SECTION 5.11 No Other Representations or Warranties. Except for the specific representations and warranties expressly set forth in this Article V, neither Parent, Merger Sub, nor any of their Affiliates, representatives or agents makes any other representation or warranty, express or implied, with respect to Parent, Merger Sub, the Surviving Corporation, any of their respective businesses, financial projections, assets, liabilities or operations, or the transactions contemplated by this Agreement, and Parent and Merger Sub disclaim any other representations or warranties, whether made by Parent, Merger Sub, or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for the specific representations and warranties contained in this Article V, Parent and Merger Sub hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, the Subsidiaries, or their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company, the Subsidiaries, or their respective Affiliates or representatives by any director, officer, employee, agent, consultant, or representative of the Parent, Merger Sub, or any of their respective Affiliates).

ARTICLE VI.

ADDITIONAL AGREEMENTS

SECTION 6.1 Conduct Prior to the Effective Time.

(a) Unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) and except as otherwise contemplated by this Agreement or set forth in the Company Disclosure Schedule, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1 (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to, conduct the Business in the ordinary course. During the Pre-Closing Period, no party to this Agreement (including the Equityholders’ Representative) shall take, or cause to be taken, any action which would materially interfere with the consummation of the transactions contemplated by this Agreement or materially delay the consummation of such transactions.

(b) Without limiting the foregoing, except as otherwise contemplated by this Agreement or set forth in Section 6.1 of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries to not, do or cause to be done any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue any Company Common Stock or capital stock of the Company’s Subsidiaries, except upon the exercise of Company RSU Awards, Company Options or Company PSU Awards;

(ii) create any Encumbrance on any assets or properties (whether tangible or intangible) of any Group Company, other than (y) Permitted Encumbrances; and (z) Encumbrances that will be satisfied upon the payment of the applicable portion of the Closing Debt;

(iii) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the fixed assets of any Group Company having a value, in any individual case, in excess of $100,000.00;

(iv) acquire (by merger, consolidation or combination, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

(v) (A) enter into or amend any employment, deferred compensation, severance or similar agreement, except any employment agreement providing for compensation of less than $100,000.00 per annum; (B) increase the compensation payable, or to become payable, by any Group Company to directors or officers of any Group Company; or (C) increase the coverage or benefits available under any Employee Benefit Plan, payment or arrangement made to, for or with any director, officer, Company Employee, agent or representative, other than increases, payments or provisions which are in normal amounts and are made in the ordinary course of business consistent with past practice, or which are made pursuant to a contractual obligation or are required by applicable Law;

(vi) materially change any method of financial accounting or financial accounting practice used by any Group Company, other than such changes required by GAAP, as applicable;

(vii) amend the Organizational Documents of any Group Company;

(viii) establish, adopt, enter into, amend a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization;

(ix) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(b); or

(x) make or change any Tax election, change any annual Tax accounting period, change any method of Tax accounting, enter into any closing agreement with respect to any Tax, settle any Tax claim or any assessment or surrender any right to claim a Tax refund.

(c) Without in any way limiting any Party’s rights or obligations under this Agreement, the parties understand and agree that (i) during the Pre-Closing Period, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operation of the Company and (ii) during the Pre-Closing Period, the Company and the Equityholders shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

SECTION 6.2 Access to Information.

(a) Subject to the terms of the Confidentiality Agreement and other confidentiality obligations and similar restrictions that may be applicable to information furnished to any Group Company by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, during the Pre-Closing Period, upon reasonable notice and during normal business hours, the Group Companies shall, and shall cause the directors, officers, employees, agents and representatives of each Group Company to, (i) afford the directors, officers, employees and authorized agents and representatives of Parent reasonable access to the offices, properties, books and records of the Group Companies, and (ii) furnish to the directors, officers, employees and authorized agents and representatives of Parent such additional financial and operating data and other information regarding the assets, properties and business of any Group Company as Parent may from time to time reasonably request in order to assist Parent in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement; provided, however, (A) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business conducted by any Group Company; (B) any intrusive environmental tests or assessments sought to be performed on any Leased Real Property (including any tests that involve drilling, excavation or the collection of samples of soils, groundwater, surface water, drinking water, building materials or other environmental media) shall require the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed); (C) Parent or any of its representatives shall not contact or have any discussions with any of the landlords/sub-landlords, tenants/subtenants, customers or suppliers of any Group Company without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed); (D) Parent shall be responsible for any damage to any Leased Real Property or any other assets or property of any Group Company caused by Parent or any of its representatives; (E) except as required by applicable Law, the Company shall not be required to (or cause any of the Company’s Subsidiaries to) disclose any information related to the sale of the Company or any activities in connection therewith, including the solicitation of proposals from third parties in connection with the sale of the Company or its representatives’ evaluation thereof, including projections, financial or other information related thereto; and (F) the Company shall not be required to (or cause any of the Company’s Subsidiaries to) so confer, afford such access or furnish such copies or other information (1) to the extent that doing so would result in the breach of any confidentiality or similar agreement to which any Group Company is a party, (2) that is competitively sensitive, or (3) the disclosure of which would reasonably be expected to result in the loss of attorney-client privilege, provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of such agreement or a loss of attorney-client privilege.

(b) For a period of seven (7) years following the Closing, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries, to preserve and keep, or cause to be preserved and kept, all original books and records in respect of any Group Company in the possession of Parent, the Surviving Corporation, its Subsidiaries, or their respective Affiliates. The Equityholders’ Representative, upon reasonable notice and for any reasonable business purpose and at the Equityholders’ Representative’s own cost and expense, shall have access during normal business hours to examine, inspect and copy such books and records. At the sole cost and expense of the Equityholders’ Representative, Parent, the Surviving Corporation and its

Subsidiaries shall provide the Equityholders’ Representative with, or cause to be provided to the Equityholders’ Representative, such original books and records as the Equityholders’ Representative shall reasonably request in connection with any Action to which the Equityholders’ Representative or any Equityholder is a party or in connection with the requirements of any Law applicable to the Equityholders’ Representative or any Equityholder. After the seven (7) year anniversary of the Closing, to the extent that any such books or records relate to Taxes, the obligations of the Equityholders’ Representative under Section 6.9 or any then-pending indemnification claims under Article IX, before Parent, the Surviving Corporation, its Subsidiaries or any of their respective Affiliates shall dispose of any of such books and records, Parent or the Surviving Corporation shall give at least thirty (30) calendar days’ prior written notice of such intention to dispose to the Equityholders’ Representative, and the Equityholders’ Representative shall be given an opportunity to remove and retain all or any part of such books and records as the Equityholders’ Representative may elect. The Equityholders’ Representative shall treat confidentially any nonpublic information about the Surviving Corporation that it obtains under this Section 6.2(b).

SECTION 6.3 Confidentiality.

(a) The parties hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect until the Effective Time, such that the information obtained by such parties, or their respective officers, employees, agents or representatives, during any investigation conducted pursuant to Section 6.2, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreement.

(b) Except as required by applicable Law, legal or administrative process, or stock exchange listing requirements, and only after compliance with Section 6.3(c) below, each of the parties shall maintain the terms of this Agreement, including the consideration payable by Parent hereunder, in strict confidence and shall not disclose such terms to any third party (except such Party’s limited partners, attorneys, accountants and other professional advisors, any applicable Governmental Authority (such as the federal IRS and the applicable state department of revenue), the Accounting Firm and otherwise in connection with the enforcement of the parties’ rights against any other party) without the prior written consent of all parties to this Agreement.

(c) If any Party (Parent and Merger Sub, on the one hand, and the Company and the Equityholders’ Representative, on the other hand, each being considered one Party for purposes of this Section 6.3(c)) or any of its representatives is requested pursuant to, or required by, applicable Law, legal or administrative process, or stock exchange listing requirements, to disclose the terms of this Agreement, such party will notify the other party promptly in writing of such request or requirement and the reason for such request or requirement, so that the other party may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of Section 6.3(b). If no such protective order or other remedy is obtained, or that the other party does not waive compliance with Section 6.3(b), such party will furnish only that portion of this Agreement that it is reasonably advised by its counsel is legally required and will exercise commercially reasonable efforts, at the expense of the other party, to obtain reliable assurance that confidential treatment will be accorded the disclosed portions of this Agreement to the extent possible. Notwithstanding the foregoing, the parties acknowledge and agree that Parent may be required under applicable Law to file a copy of this Agreement in its filings with the Securities and Exchange Commission.

SECTION 6.4 Efforts; Consents; Regulatory and Other Authorizations.

(a) Each party to this Agreement shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement and (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement (provided that no party shall be required to pay or commit to pay any amount to (or incur an obligation in favor of) any Person from whom such authorization, consent, order or approval may be required other than required filing fees). Each party to this Agreement shall cooperate with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices and making such filings.

(b) In furtherance and not in limitation of the terms of Section 6.4(a), to the extent required by applicable Law, each of Parent and the Company shall file, or cause to be filed, a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within three (3) Business Days after the date of this Agreement (including, in the case of Parent, a request for early termination of the applicable waiting period under the HSR Act), shall supply promptly any additional information and documentary material that may be requested by any Governmental Authority (including the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission) pursuant to the HSR Act, and shall cooperate in connection with any filing under applicable antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Authority, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or the office of any state attorney general. Each party shall promptly (i) supply the other with any information which may be required in order to effectuate such filings and (ii) supply any additional information which reasonably may be required by a Governmental Authority of any jurisdiction and which the parties may reasonably deem appropriate. No party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect to any such filings, investigation or other inquiry without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. The parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act or other antitrust laws. Each party shall (A) give the other party prompt notice of the commencement or threat of commencement of any Action by or before any Governmental Authority with respect to the transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such Action or threat, and (C) promptly inform the other party of any communication to or from any Governmental Authority regarding the transactions contemplated by this Agreement.

SECTION 6.5 Further Action. Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

SECTION 6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless each present and former director and officer of the Group Companies (collectively, the “Company Indemnified Parties”), against any and all Damages incurred or suffered by any of the Company Indemnified Parties in connection with any Liabilities or any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that any Group Company would have been permitted under applicable Law and under the Organizational Documents of any Group Company, in each case as in effect on the date of this Agreement, to indemnify such Company Indemnified Parties and (ii) advance expenses as incurred by any Company Indemnified Party in connection with any matters for which such Company Indemnified Party is entitled to indemnification from Parent pursuant to this Section 6.6(a) to the fullest extent permitted under applicable Law or, if greater, under the Organizational Documents of any Group Company; provided, however, that the Company Indemnified Party to whom expenses are advanced provides a written agreement to repay such advances if it is ultimately and finally determined by a court of competent jurisdiction and all rights of appeal have lapsed that such Company Indemnified Party is not entitled to indemnification under applicable Law, the Organizational Documents of any Group Company, and pursuant to this Section 6.6(a).

(b) From and after the Effective Time, the Organizational Documents of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable in all material respects with respect to indemnification, advancement of expenses and exculpation of the Company Indemnified Parties then are currently set forth in the Organizational Documents of any Group Company. Any indemnification agreements with the Company Indemnified Parties in existence on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without any further action, and shall survive the Merger and continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years following the Effective Time, Parent shall maintain, or shall cause the Surviving Corporation for itself to maintain, in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the directors’ and officers’ liability insurance policies of the Group Companies (copies of which have been heretofore delivered by the Company to Parent and its agents and representatives) with coverage in amount and scope at least as favorable as the Company’s existing coverage;

provided, that this Section 6.6(c) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by the Company at the Company’s expense (to be treated as an Unpaid Company Transaction Expense hereunder), which policy or policies provide such directors and officers with the coverage described in this Section 6.6(c) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement. The premiums for such prepaid policies shall be paid in full at or prior to the Effective Time and such prepaid policies shall be non-cancelable. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the obligations set forth in this Section 6.6.

(e) The terms and provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by applicable Law, Organizational Documents or Contract, and shall operate for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 6.6. The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to affect adversely any Company Indemnified Party without the consent of such affected Company Indemnified Party.

SECTION 6.7 Employee Benefit Matters.

(a) For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries, Company Employees as of the Effective Time shall receive service credit for service with the Group Companies to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits. Parent and the Surviving Corporation shall use commercially reasonable efforts to (i) to the extent permissible under the terms and conditions of Parent’s welfare benefit plans (provided Parent shall not be required to amend or modify any such welfare benefit plans) cause to be waived all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Company Employees immediately prior to the Effective Time and (ii) to the extent permissible under the terms and conditions of Parent’s welfare benefit plans (provided Parent shall not be required to amend or modify any such welfare benefit plans) cause each Company Employee to be provided with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans (other than a Company Benefit Plan) that such employees are eligible to participate in after the Effective Time.

(b) Except as prohibited by applicable Law, Parent shall have the right to terminate employees and modify or terminate employee working conditions, including employee benefits, following the Closing.

(c) Section 280G.

(i) The Company shall use commercially reasonable efforts to obtain and deliver to Parent, prior to the solicitation of the requisite stockholder approval described in Section 6.7(c)(ii) a Section 280G Waiver from each Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (“Section 280G”)), as determined immediately prior to the initiation of the solicitation of the requisite stockholder approval as described in Section 6.7(c)(ii), related to certain payments or benefits to be received by such Person in connection with the transactions contemplated by this Agreement to the extent that such payments or benefits, unless the requisite stockholder approval of such parachute payments is obtained pursuant to Section 6.7(c)(ii), would not be deductible by the Companies under Section 280G.

(ii) As soon as practicable following the delivery by the Company to Parent of the Section 280G Waiver, the Company shall submit to its stockholders for approval in accordance with Section 280G(b)(5)(B) of the Code any payments and/or benefits that are subject to a Section 280G Waiver, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G, and prior to the Effective Time Parent shall deliver to Parent any written consents related to the shareholder approval of any payments and/or benefits that are subject to a Section 280G Waiver.

(iii) The form of the Section 280G Waiver and any materials to be submitted to the Company’s stockholders in connection with seeking the requisite stockholder approval (the “Section 280G Soliciting Materials”) shall be subject to reasonable review and approval by Parent. The Company will promptly advise Parent in writing if, at any time prior to the Effective Time, to the Company’s Knowledge, any facts exists that might make it necessary or appropriate to amend or supplement the Section 280G Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law.

(d) The terms and provisions of this Section 6.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.7, express or implied, is intended to confer upon any other person (including, for the avoidance of doubt, any Company Employee) any rights or remedies of any nature whatsoever, as a third-party beneficiary of this Agreement or otherwise, under or by reason of this Section 6.7.

SECTION 6.8 Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Latham & Watkins LLP may serve as counsel to each and any holder of Company Common Stock or capital stock of the Company’s Subsidiaries, and each of their respective Affiliates (individually and collectively, the “Holder Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Latham & Watkins LLP (or any successor) may serve as counsel to the Holder Group or any director, member, partner, officer, employee or Affiliate of the Holder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

SECTION 6.9 Tax Matters.

(a) Preparation of Tax Returns.

(i) The Equityholders’ Representative will prepare or cause to be prepared all Tax Returns for the Group Companies for all Pre-Closing Tax Periods which are filed after the Closing Date. No later than twenty (20) days prior to filing, the Equityholders’ Representative will deliver or cause to be delivered to Parent all such Tax Returns and any related work papers and will permit Parent to review and comment on each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by Parent unless otherwise required by applicable Law. Parent shall timely file or cause to be timely filed each such Tax Return and timely pay or cause to be timely paid the amount of any Taxes shown due thereon to the appropriate Taxing Authorities; provided, however, that the Equityholders’ Representative shall reimburse Parent or the applicable Group Company for the amount of such Taxes, to the extent such Taxes were not included as a liability in the calculation of Closing Working Capital, no later than thirty (30) days after the filing of the applicable Tax Return.

(ii) To the extent that any Tax Returns of the Group Companies relate to any Straddle Periods, Parent will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of the Company and its Subsidiaries unless otherwise required by applicable Law and file or cause to be filed any such Tax Returns. Parent will permit the Equityholders’ Representative to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and will make such revisions to such Tax Returns as are reasonably requested by the Equityholders’ Representative unless otherwise required by applicable Law. Parent will timely pay or cause to be timely paid the amount of any Taxes shown as due on such Tax Returns to the appropriate Taxing Authorities; provided, however, that the Equityholders’ Representative shall reimburse Parent or the applicable Group Company for the portion of such Taxes which relates to the portion of the Straddle Period ending on the Closing Date, to the extent such Taxes were not included as a liability in the calculation of Closing Working Capital,, no later than thirty (30) days after the filing of the applicable Tax Return. For purposes of this clause (ii) and other relevant provisions of this Agreement (including Article IX), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date will (A) in the case of any Taxes other than

Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (1) the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and (2) the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a Straddle Period will be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with GAAP and the prior practice of the Group Companies unless otherwise required by applicable Law.

(iii) Subject to Section 6.9(e), Parent shall not amend (or cause to be amended) any Tax Return of any Group Company for any Pre-Closing Tax Period or, to the extent it would affect any Pre-Closing Taxes, any Straddle Period, or make (or cause to be made) any Tax election that has retroactive effect to any Pre-Closing Tax Period or, to the extent it would affect any Pre-Closing Taxes, any Straddle Period, in each case without the prior written consent of the Equityholders’ Representative, which consent shall not be unreasonably withheld.

(b) Cooperation. Parent, the Surviving Corporation and the Equityholders’ Representative shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement, any Tax Contest, and complying with the provisions of Section 6.9(e). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Contest Provisions.

(i) Notwithstanding anything to the contrary in this Agreement, each party hereto will, at its own expense, control any Tax Contest for any taxable period for which that party is charged with payment or indemnification responsibility under this Agreement. In the case of any Tax Contest relating to a Straddle Period (to the extent such Tax Contest relates to or would affect Post-Closing Taxes) or Post-Closing Tax Period, Parent will control such Tax Contest and will consult in good faith with the Equityholders’ Representative as to the conduct of such Tax Contest. In no event will the Equityholders’ Representative settle any Tax Contest relating to any Pre-Closing Tax Period or, to the extent such settlement would affect Post-Closing Taxes, any Tax Contest relating to any Straddle Period, in a manner which would adversely affect Parent, without the prior written consent of Parent, which consent may not be unreasonably withheld, conditioned or delayed. In no event will Parent, the Surviving Corporation or any of its Subsidiaries settle any Tax Contest relating to any Post-Closing Tax Period or, to the extent such settlement would affect Pre-Closing Taxes, any Tax Contest relating to any Straddle Period, in a manner which would adversely affect any Equityholder, without the prior written consent of the Equityholders’ Representative, which consent may not be unreasonably withheld, conditioned or delayed.

(ii) Each party hereto will, at the expense of the requesting party, execute or cause to be executed any IRS Form 2848 power of attorney or other documents reasonably requested by such requesting party to enable it to take any and all actions such party reasonably requests with respect to any Tax Contest that the requesting party controls.

(iii) Each party hereto will promptly forward to the other party all written notifications and other written communications, including if available the original envelope showing any postmark, from any Taxing Authority received by such party relating to any liability for Taxes for any taxable period for which a party is charged with payment or indemnification responsibility under this Agreement and each indemnifying party will promptly notify, and consult with, each indemnified party as to any action it proposes to take with respect to any liability for Taxes for which it is required to indemnify another party, and will not enter into any closing agreement or final settlement with any Taxing Authority with respect to any such liability without the written consent of the indemnified parties, which consent may not be unreasonably withheld. The failure by a party to provide timely notice under this subsection will not relieve the other party from its indemnification obligations under this Agreement with respect to the subject matter of any notification not timely forwarded, except to the extent the other party is actually harmed thereby.

(d) Transfer Taxes. All Transfer Taxes shall be borne by the Company (which Transfer Taxes shall be accrued as a liability on the Closing Balance Sheet) and, to the extent of any excess over such accrual, the Equityholders. Schedule 6.9(d) sets forth the Company’s good faith estimate of all applicable Transfer Taxes. The Equityholders’ Representative hereby agrees to file in a timely manner, at its own expense, all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts for which the Equityholders are so liable.

(e) Transaction Tax Benefits. Notwithstanding anything to the contrary in this Agreement, the parties agree that:

(i) The Transaction Tax Benefit Items shall be reported on applicable Income Tax Returns solely as Income Tax deductions of the Company, the Surviving Corporation or their Subsidiaries, as applicable, for a Pre-Closing Tax Period and shall not be treated or reported as Income Tax deductions for a Post-Closing Tax Period (including under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any comparable or similar provision under state or local Law), unless otherwise required by applicable Law. In connection with the foregoing, unless otherwise requested by the Equityholders’ Representative, Parent shall cause the Company or the Surviving Corporation, as applicable, to make an election under Revenue Procedure 2011-29, 2011-18 IRB 746, to treat seventy percent (70%) of any success-based fees that were paid by or on behalf of the Company or the Surviving Corporation, and that were included in the Transaction Tax Benefit Schedule, as an amount that did not facilitate the Merger and therefore as deductible in a Pre-Closing Tax Period for U.S. federal income Tax purposes, unless otherwise required by applicable Law.

(ii) To the extent that any Group Company has paid estimated Income Taxes for any Pre-Closing Tax Period and the amount of the estimated Income Taxes that were paid with respect to such Tax period exceeds the amount of the estimated Income Tax liability with respect to such Tax period (taking into account the Transaction Tax Benefit Items), the Equityholders’ Representative shall prepare or cause to be prepared IRS Form 4466 (Corporation Application for Quick Refund of Overpayment of Estimated Tax) with any other IRS forms as may be reasonably necessary (including IRS Form 8302 (Electronic Deposit of Tax Refund of $1 Million or More)) and any analogous application for a state refund of an overpayment of estimated state Income Taxes with respect to such Tax period. Any such refund application shall be treated as an Income Tax Return that is subject to analogous review, comment and filing procedures to those set forth in Section 6.9(a)(i). Within fifteen (15) Business Days of the receipt from the applicable Taxing Authority of a refund as a result of such a refund application, Parent shall pay or cause to be paid an amount equal to such refund to accounts designated by the Equityholders’ Representative for distribution to the Equityholders.

(iii) To the extent that the Company, the Surviving Corporation or any of their Subsidiaries (or any of their successors) has a net operating loss that is attributable to the deduction of Transaction Tax Benefit Items, the Equityholders’ Representative shall prepare or cause to be prepared any claim for refund (including IRS Form 1139 or any successor form, and any comparable state or local forms) or amended Tax Return to effect a carryback of such loss (a “TTB Carryback”) to the fullest extent permitted by Law. Any such refund claim shall be treated as an Income Tax Return that is subject to analogous review, comment and filing procedures to those set forth in Section 6.9(a)(i). Unless otherwise required by applicable Law, any TTB Carryback shall be utilized to its fullest extent prior to the utilization of any carryback of any Tax attribute of the Company, the Surviving Corporation or any of their Subsidiaries (or any of their successors) generated during a Post-Closing Tax Period. Within fifteen (15) Business Days of the receipt from the applicable Taxing Authority of a refund as a result of such a refund claim, Parent shall pay or cause to be paid an amount equal to such refund to accounts designated by the Equityholders’ Representative for distribution to the Equityholders.

(iv) To the extent that, after the application of Section 6.9(e)(ii) and Section 6.9(e)(iii), the Company, the Surviving Corporation or any of their Subsidiaries (or any of their successors) has a net operating loss carryforward that is attributable to the Transaction Tax Benefit Items (a “TTB Carryforward”), then Parent shall pay or cause to be paid to accounts designated by the Equityholders’ Representative for distribution to the Equityholders an amount equal to the sum of (A) one hundred percent (100%) of the amount by which (1) the amount of state Taxes that Parent, the Group Companies, and Parent’s other subsidiaries (or any of their successors), reporting as a combined group, would have been required to pay in the State of California during the period beginning on the Closing Date and ending December 31, 2016, but for the TTB Carryforward, exceeds (2) the amount of state Taxes actually payable in the State of California by Parent, the Group Companies, and Parent’s other subsidiaries (or any of their successors), reporting as a combined group, in such period, plus (B) fifty percent (50%) of the amount by which (1) the amount of U.S. federal Taxes that Parent, the Group Companies, and Parent’s other subsidiaries (or any of their successors), reporting as a consolidated group, would have been required to pay during the period beginning on the Closing Date and ending December 31, 2016, but for the TTB Carryforward, exceeds (2) the amount of U.S. federal Taxes actually payable by Parent, the Group Companies, and Parent’s other subsidiaries (or any of their successors), reporting as a consolidated group, in such period; provided, however, that, unless otherwise required by applicable Law, such amount shall be determined (x) by Parent in its reasonable discretion, exercised in good faith, and (y) prior to taking into account any Tax attribute of Parent, the Group Companies, and Parent’s other subsidiaries (or any of their successors) generated during the period beginning on the Closing Date and ending December 31, 2016. Parent shall make such payments, or cause such payments to be made, within fifteen (15) Business Days of filing the Tax Return for the Tax year(s) in which such TTB Carryforward is utilized.

(f) Overlap Provisions. In the event of any conflict or overlap between the provisions of this Section 6.9 and Article IX, the provisions of this Section 6.9 shall control.

SECTION 6.10 Disclosure Schedules; Supplementation and Amendment of Schedules. From time to time prior to the Closing, the Company shall have the right to supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or discovered after the delivery of the Company Disclosure Schedule pursuant to this Agreement; provided, however, that such supplements or amendments to the Company Disclosure Schedule shall have no effect for the purposes of determining the satisfaction of any condition to Closing set forth in Article VII. Such supplements or amendments to the Company Disclosure Schedule shall also, for purposes of determining whether the Company has breached any of its representations and warranties hereunder for any purpose other than Section 7.2(a), not be deemed to amend the Company Disclosure Schedule hereto and the sections of the Company Disclosure Schedule referenced in such supplement or amendment.

SECTION 6.11 Exclusivity. The Company agrees that after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, it shall not, and it shall cause its Subsidiaries and Affiliates and shall use its reasonable best efforts to cause the officers, directors, managers, employees, investment bankers, attorneys, accountants, agents, advisors, representatives and Affiliates of the Group Companies not to, directly or indirectly: (a) solicit, initiate, or knowingly facilitate or encourage the submission of any Acquisition Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could be expected to lead to, any Acquisition Proposal; (c) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company’s or any Company Subsidiaries’ securities; or (d) enter into any agreement with respect to any Acquisition Proposal. The Company agrees to promptly notify Parent upon receipt by the Company of any Acquisition Proposal. For purposes of this Section 6.11, “Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction which involves any purchase of at least 51% of the assets of the Group Companies, taken as a whole, or any capital stock of any Group Company, other than the transactions contemplated by this Agreement.

SECTION 6.12 Errors and Omissions and Employment Practices Liability Extended Reporting (“Tail”) Coverage.

(a) On or before the Closing Date, the Company will arrange to purchase, at the Company’s expense (to be treated as an Unpaid Company Transaction Expense hereunder), extended reporting period (“tail”) coverage extensions for each of the Company’s professional liability (E&O) insurance policy and employment practices liability (EPL) insurance policy (each and collectively, the “Required Tail Coverage”). The Required Tail Coverage shall extend for a period of at least five (5) years from the Effective Time, shall have the same limits and deductibles currently in effect, and shall otherwise be in form reasonably acceptable to Parent. Without limiting the generality of the foregoing, the endorsement or policy evidencing the Required Tail Coverage shall not contain an “other insurance” or similar provision that purports to make the Required Tail Coverage excess rather than primary and non-contributory coverage as to any error or omission or EPL occurrence arising before later of the Closing Date and the Effective Time (an “Excess Coverage Provision”). If the Required Tail Coverage is procured as an endorsement to the Company’s existing E&O insurance policy or EPL insurance policy, and the existing policy contains an Excess Coverage Provision, the Required Tail Coverage endorsement shall amend the existing policy to (i) remove the Excess Coverage Provision and (ii) state expressly that the Required Tail Coverage shall be primary and non-contributory as to any error or omission or EPL occurrence arising before the Effective Time.

(b) Notwithstanding the foregoing, it is the parties’ intent that, subject to the terms and conditions of Article IX of this Agreement: (i) as between the Required Tail Coverage and any coverage that might be available under Parent’s policies, the Required Tail Coverage shall be primary and non-contributory; (ii) Parent may seek indemnity from the Escrow Fund for any deductibles or retentions under the Required Tail Coverage (“Required Tail Deductible”)to the extent permitted under Article IX.

(c) After the Closing, with respect to any Action that names or otherwise involves any Company Group, Parent, the Surviving Corporation, or their Affiliates as to which defense and/or coverage may be available for the Company Group, the Surviving Corporation, Parent or their Affiliates under the Required Tail Coverage, Parent may, at its option and sole discretion, directly pay any applicable Required Tail Deductible under the Required Tail Coverage to the appropriate Carrier and seek indemnity for such Required Tail Deductible pursuant to Article IX. Nothing in this Section 6.12 shall limit or affect the parties’ indemnity rights and obligations under Article IX.

SECTION 6.13 Proration of January 2012 Income and Adjustment of Closing Working Capital. Notwithstanding anything in this Agreement to the contrary, in the event the Merger closes in January 2012:

(a) January Income (as defined below) shall be multiplied by a fraction (the “Proration Factor”), the numerator of which is the number of days in the period beginning on January 1, 2012, and ending on the Closing Date, and the denominator of which is thirty-one (31). The product of January Income times the Proration Factor shall be deemed the reportable income for January 2012 for the Group Companies prior to the Closing Date, and the balance of January Income minus such product shall be deemed reportable income for January 2012 for the Group Companies on and after the Closing Date. The term “January Income” means (i) total revenues earned by the Group Companies during calendar month January 2012, minus (ii) total expenses (excluding Unpaid Company Transaction Expenses and interest expense) incurred by the Group Companies during calendar month January 2012, as determined in accordance with the Group Companies’ standard accounting practices and methodology applied on a consistent basis.

(b) Closing Working Capital shall determined using Closing Working Capital as of December 31, 2011, as adjusted by an amount equal to (i) the Proration Factor times (ii) the difference of (A) Closing Working Capital as of January 31, 2012, minus (B) Closing Working Capital as of December 31, 2011.

ARTICLE VII.

CONDITIONS TO CLOSING

SECTION 7.1 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct in all material respects as of such date); and (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Parent and Merger Sub at or prior to the Effective Time shall have been performed or complied with in all material respects.

(b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any of the other material transactions contemplated by this Agreement.

(c) HSR Act. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

(d) Closing Deliveries. The Parent shall have made those payments and delivered each of the agreements, certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.3(c).

SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Company set forth in Article IV shall be true and correct at and as of the date of this Agreement and as of the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects; and (iii) Parent shall have received an officer’s certificate of the Company, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 7.2(a).

(b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any of the other material transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(c) HSR Act. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect on the Group Companies; and

(e) Closing Deliveries. The Company and the Equityholders’ Representative shall have delivered each of the agreements, certificates, instruments and other documents that they are obligated to deliver pursuant to Section 2.3(b).

SECTION 7.3 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, if such failure was caused by such party’s (or in the case of Parent or Merger Sub, either such party’s) failure to comply with any provision of this Agreement.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement, and such Governmental Order shall have become final and unappealable; provided, however, that the terms of this Section 8.1(b) shall not be available to any party unless such party shall have used its best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger or other transaction contemplated by this Agreement to which such Governmental Order relates;

(c) by Parent and Merger Sub, if there shall have been a material breach of any representation, warranty, covenant or agreement by the Company or the Equityholders’ Representative set forth in this Agreement, such that the conditions specified in Section 7.2 would not be satisfied at Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or the Equityholders’ Representative through the exercise of commercially reasonable efforts, then, for a period of up to thirty (30) days (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(d) by the Company, if there shall have been a material breach of any representation, warranty, covenant or agreement by Parent or Merger Sub set forth in this Agreement, such that the conditions specified in Section 7.1 would not be satisfied at Closing (a “Terminating Parent Breach”), except that, if such Terminating Parent Breach is curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then, for a period of up to thirty (30) days (the “Parent Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period; or

(e) by Parent and Merger Sub, if the Company fails to deliver the executed Written Consent to Parent by 5:00 P.M. California time on the Business Day immediately following the date of this Agreement; and

(f) by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if the Merger shall not have been consummated on or before [•]1 (the “Outside Date”), unless the failure to consummate the Merger on or prior to such date is the result of any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 8.1(f).

SECTION 8.2 Procedure Upon Termination. In the event of termination by Parent or the Company, or both, pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Merger shall be abandoned, without further action by Parent or the Company.

SECTION 8.3 Effect of Termination. In the event of termination of this Agreement pursuant to and in accordance with Section 8.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any intentional, material breach of any agreement or covenant hereunder; and provided, further, that notwithstanding the foregoing, the terms of Section 6.3, this Section 8.2 and Article X shall remain in full force and effect and shall survive any termination of this Agreement made in accordance with Section 8.1.

SECTION 8.4 Extension; Waiver. At any time before the Closing Date, the parties may (a) extend the time for the performance of any of their obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

[1]	Insert date sixty (60) days following execution of this Agreement

ARTICLE IX.

INDEMNIFICATION

SECTION 9.1 Survival of Representations (a) The representations and warranties made by the Company in Article IV, on the one hand, and by Parent and Merger Sub in Article V, on the other hand, shall survive the Closing and shall expire (i) eighteen (18) months after the Effective Time, (ii) as to any such representations and warranties the breach of which is a Special Matter, other than Tax related Special Matters and Escheat Matters, three (3) years after the Effective Time; (ii) as to any Tax related Special Matters, sixty (60) days following the expiration of all applicable statutes of limitations; and (iv) as to any Escheat Matters, the first to occur of (A) the written acknowledgment by the applicable Governmental Authority that the liability associated with such Escheat Matters has been fully discharged and (B) sixty days following the expiration of all applicable statutes of limitations (as applicable, the “Expiration Date”); provided, however, that if, at any time prior to the applicable Expiration Date, (A) Parent (acting in good faith) delivers to the Equityholders’ Representative a written notice alleging the existence of (1) an inaccuracy in or a breach of any of the representations and warranties made by the Company in Article IV or (2) an otherwise indemnifiable event (and setting forth in reasonable detail the basis for the Parent’s belief that such an inaccuracy or breach may exist or the belief that an otherwise indemnifiable event has occurred), or (B) the Equityholders’ Representative (acting in good faith) delivers to the Surviving Corporation a written notice alleging the existence of (1) an inaccuracy in or a breach of any of the representations and warranties made by Parent and Merger Sub in Article V or (2) an otherwise indemnifiable event (and setting forth in reasonable detail the basis for the belief of the Equityholders’ Representative that such an inaccuracy or breach may exist or the belief that an otherwise indemnifiable event has occurred) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach or indemnifiable event, then, in the case of clause (A) or clause (B), the claim asserted in such notice as it shall relate to the specific subject matter described in such notice shall survive the Expiration Date, and, as set forth in the Escrow Agreement, the aggregate amounts of such asserted claims shall remain with the Escrow Agent and shall not be released from the Escrow Fund until such time as such claim is fully and finally resolved. All covenants and agreements contained herein which by their terms contemplate full performance at or prior to the Closing shall terminate upon the Closing. Each covenant or agreement contained herein which is to be performed by its terms after the Closing shall survive until the last date for performance of such covenant or agreement as provided in this Agreement. (b) Notwithstanding anything in this Agreement to the contrary, if any Parent Indemnitee (acting in good faith) asserts any claim after Closing in respect of any Escheat Matter (an “Escheat Claim”), and, as of eighteen (18) months after the Effective Time, the Group Companies have not received written acknowledgment by the applicable Governmental Authority that the liability associated with such Escheat Claim has been fully discharged or the statute of limitations (plus sixty (60) days) has not expired (an “Undischarged Escheat Claim”), then: (i) the greater of (A) the aggregate of all Undischarged Escheat Claims, and (B) the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (as applicable, the “Escheat Matters Reserve”), shall remain with the Escrow Agent and shall not be released from the Escrow Fund; and (ii) upon thirty (30) months after the Effective Time, the Escheat Matters Reserve, less the aggregate amount of any Undischarged Escheat Claims that remain subject to an outstanding written demand for payment from a Governmental Authority as of such time, and any other outstanding and unsatisfied claims for Escheat Matters, shall be released to the Equityholders’ Representative. For clarity, the amount of any indemnity claims, including any indemnity claims for outstanding written demand for payment of any Undischarged Escheat Claims and other claims for Escheat Matters, pending at the time that any portion of the Escrow Fund is otherwise due to be released to the Equityholders’ Representative, will not be released from the Escrow Fund and will remain with the Escrow Agent until such time as such claims are fully and finally resolved, in accordance with this Article IX and the Escrow Agreement.

SECTION 9.2 Right to Indemnification.

(a) Parent Indemnitees’ Right to Indemnification.

(i) Subject to the limitations set forth in Section 9.2(a)(ii) and Section 9.3, from and after the Effective Time, the Parent Indemnitees shall be entitled to be indemnified, solely from the Escrow Fund, against any Damages incurred or sustained by the Parent Indemnitees arising out of or as a result of: (i) any breach of any representation or warranty set forth in Article IV. Solely for purposes of determining the amount of Damages actually incurred by the Parent Indemnitees, the representations and warranties set forth in Article IV shall be read without giving effect to any materiality, Material Adverse Effect or similar materiality qualification set forth therein; provided, however, that the representation set forth in Section 4.6(a) shall be read giving effect to the Material Adverse Effect qualification set forth therein. Subject to the limitations set forth in Section 9.2(a)(ii) and Section 9.3, any indemnification of the Parent Indemnitees pursuant to this Section 9.2(a) shall be paid solely and exclusively from the Escrow Fund in accordance with the terms of the Escrow Agreement, and no holder of Company Common Stock, Company RSU Awards, Company Options, or any other Person shall be liable for any Damages directly, including with respect to any deficiency with respect to the Escrow Fund.

(ii) Subject to the limitations set forth in Section 9.3, from and after the Effective Time, the Parent Indemnitees shall be entitled to be indemnified, first from the Escrow Fund, and then, only to the extent the Escrow Fund is insufficient, solely with respect to Damages incurred or sustained by the Parent Indemnitees arising out of or as a result of any Special Matter, from each Equityholder, on a several and not joint basis, in accordance with such Equityholder’s Applicable Percentage of any Damages incurred or sustained by the Parent Indemnitees pursuant to this Section 9.2(a). No Equityholder shall be liable pursuant to this Section 9.2(a)(ii) for an aggregate amount in excess of the aggregate Per Share Merger Consideration actually received by such Equityholder pursuant to this Agreement.

(b) Equityholder Right to Indemnification.

(i) Subject to the limitations set forth in Section 9.3, from and after the Effective Time, the Equityholders shall be entitled to be indemnified by Parent and the Surviving Corporation against any Damages incurred by any of the Equityholders arising out of or as a result of: (i) any breach of any representation or warranty set forth in Article V, without giving effect to any materiality, Material Adverse Effect or similar materiality qualification set forth in any such representations or warranties; or (ii) any material breach of any covenant or agreement of Parent or the Surviving Corporation set forth in this Agreement which is to be performed by its terms after the Closing.

(ii) Subject to the limitations set forth in Section 9.3, from and after the Effective Time, the Equityholders shall be entitled to be indemnified by Parent and the Surviving Corporation, on a joint and several basis, from and against any Damages incurred or sustained by the Equityholders arising out of or as a result of any Special Matter.

SECTION 9.3 Limitations on Liability.

(a) Except as provided for in Section 9.2(a)(ii), the right of the Parent Indemnitees to be indemnified from the Escrow Fund pursuant to this Article IX shall be the sole and exclusive remedy with respect to any breach of any representation or warranty of the Company contained in, or any other breach by the Company of, this Agreement. Except as provided for in Section 9.2(a)(ii), neither the Equityholders’ Representative nor any current or former stockholder, director, officer, employee, Affiliate or advisor of the Company, of its Subsidiaries or of any Equityholder shall have any Liability of any nature to the Parent Indemnitees with respect to any breach of any representation or warranty contained in, or any other breach of, this Agreement.

(b) The right of the Equityholders to be indemnified pursuant to this Article IX shall be the sole and exclusive remedy with respect to any breach of any representation or warranty of Parent or Merger Sub contained in, or any other breach by Parent or Merger Sub of, this Agreement. No current or former stockholder, director, officer, employee, Affiliate or advisor of Parent or of Merger Sub shall have any Liability of any nature to any Equityholder or any Affiliate of any Equityholder with respect to any breach of any representation or warranty contained in, or any other breach of, this Agreement.

(c) Without limiting the effect of any other limitation contained in this Article IX, the indemnification provided for in Section 9.2 shall not apply except to the extent that the aggregate Damages against which any Indemnitee would otherwise be entitled to be indemnified under this Article IX exceeds Four Million Dollars ($4,000,000.00), in which event Indemnitee shall, subject to the other limitations contained herein, be entitled to be indemnified only against the portion of such Damages in excess of such amount. For purposes of this Section, the Parent Indemnitees, on the one hand, and the Equityholders, on the other hand, shall be considered one “Indemnitee”. Nothing in this Section 9.3(c) will limit any remedy any of the Parent Indemnitees or any of the Equityholders may have against any Person for any applicable Special Matter.

(d) Without limiting the effect of any other limitation contained in this Article IX, for purposes of computing the amount of any Damages incurred by any Indemnitee (the Parent Indemnitees, on the one hand, and the Equityholders, on the other hand, being considered one “Indemnitee” for purposes of this Section) under this Article IX, there shall be deducted (i) an amount equal to the amount of any Tax benefit actually realized by Parent or any of its Affiliates in connection with such Damages or any of the circumstances giving rise thereto; and (ii) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements received or reasonably expected to be realized by Parent or any of its Affiliates in connection with such Damages or any of the circumstances giving rise thereto (it being understood that Indemnitee and any of its Affiliates shall use commercially reasonable efforts to obtain such proceeds, payments or reimbursements prior to seeking indemnification under this Article IX). The calculation of Damages shall not include losses arising because of a change after Closing in Law or accounting policy. To the extent that a claim for indemnification by the Parent Indemnitees hereunder relates to a Liability incurred by the Company and there is an accrual on the Company Financial Statements as of the Balance Sheet Date in respect of such Liability, then the determination of Damages in respect of such claim shall be net of such accrual.

(e) Without limiting the effect of any other limitation contained in this Article IX, the Parent Indemnitees shall not be entitled to indemnification under this Article IX to the extent that such indemnifiable event actually gave rise to an adjustment to the Per Share Merger Consideration made following the Closing pursuant to Section 2.8.

(f) Nothing in this Section 9.3 shall limit any remedy the Parent Indemnitees or any of the Equityholders may have against any Person for actual fraud involving a knowing and intentional misrepresentation of a fact, or a knowing and intentional omission of a fact, material to the transactions contemplated by this Agreement, made or omitted with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party has relied (as opposed to any fraud claim based on constructive knowledge or negligent misrepresentation or similar theory) under applicable tort laws.

(g) Upon any Indemnitee becoming aware of any claim as to which indemnification may be sought by such Indemnitee pursuant to this Article IX, such Indemnitee shall utilize reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Damages.

(h) Notwithstanding anything to the contrary in this Agreement, the Parent Indemnitees shall not be entitled to indemnification pursuant to this Article IX with respect to any Tax attributes (including, without limitation, tax basis, tax credits and net operating losses) of any Group Company.

SECTION 9.4 Defense of Third-Party Claims.

(a) Upon receipt by any Person seeking to be indemnified pursuant to Section 9.2 (the “Indemnitee”) of notice of any actual or possible Action that has been or may be brought or asserted by a third party against such Indemnitee and that may be subject to indemnification hereunder (a “Third-Party Claim”), the Indemnitee shall promptly give notice of such Third-Party Claim to the Person from whom indemnification is sought under Section 9.2 (the “Indemnitor”) indicating the nature of such Third-Party Claim and the stated basis therefor and the amount of Damages claimed pursuant to such Third-Party Claim, to the extent known, provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor (or, if applicable, the Carrier for any applicable Required Tail Coverage) shall relieve the Indemnitor from its obligations hereunder, except and to the extent the Indemnitor is prejudiced by such delay.

(b) The Indemnitor shall have thirty (30) days after receipt of the Indemnitee’s notice of a given Third-Party Claim to elect, at its option, to assume the defense of any such Third-Party Claim, in which case: (i) the attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs incurred by the Indemnitor in connection with defending such Third-Party Claim shall be payable by such Indemnitor; (ii) the Indemnitee shall not be entitled to be indemnified for any costs or expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim; (iii) the Indemnitee shall be entitled to monitor such defense at its expense; (iv) the Indemnitee shall make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of its Subsidiaries or other Affiliates and that the Indemnitor considers reasonably necessary or desirable for the defense of such Third-Party Claim; (v) the Indemnitee shall execute such documents and take such other actions as the Indemnitor may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third-Party Claim; (vi) the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnitor in the defense of such Third-Party Claim; (vii) the Indemnitee shall not admit any liability with respect to such Third-Party Claim; and (viii) the Indemnitor shall not enter into any agreement providing for the settlement or compromise of such Third-Party Claim or consent to the entry of a judgment with respect to such Third-Party Claim without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement agreement imposes on the Indemnitee or any of its Subsidiaries or other Affiliates any obligation other than an obligation to pay monetary Damages in an amount less than the aggregate cash amount remaining in the Escrow Fund; provided that, if in the reasonable opinion of counsel for the Indemnitees, there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnitee, then the reasonable cost of one counsel for all of the Indemnitees shall be borne by the Indemnitor. If the Indemnitor elects not to defend such Third-Party Claim, then (x) the Indemnitee shall diligently defend such Third-Party Claim, and (y) the Indemnitee shall have no right to seek indemnification under this Article IX in respect of such Third-Party Claim for any agreement providing for the settlement or compromise of such Third-Party Claim or the consent to the entry of a judgment with respect to such Third-Party Claim entered into without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that except as otherwise set forth in this Agreement, in no event shall the maximum aggregate Liability of the Equityholders for indemnification claims payable by the Equityholders hereunder exceed the Escrow Fund.

SECTION 9.5 Subrogation. To the extent that an Indemnitee is entitled to indemnification pursuant to this Article IX, the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Subsidiaries or other Affiliates may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related. The Indemnitee shall permit the Indemnitor to use the name of the Indemnitee and its Affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies, and the Indemnitee shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the right of subrogation of the Indemnitor under this Section 9.5.

SECTION 9.6 Limitation on Damages. Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Law, no party nor any Equityholder or the Equityholders’ Representative, nor any member, current or former shareholder, director, officer, employee, Affiliate or advisor of any of the foregoing, shall, in any event, be liable to any other Person, either in contract, strict liability, tort or otherwise, for any special, indirect, consequential, exemplary or punitive Damages or any Damages associated with any lost profits or lost opportunities of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof, whether or not the possibility of such Damages has been disclosed to the other party in advance or could have been reasonably foreseen by such other party, other than for actual fraud involving a knowing and intentional misrepresentation of a fact, or a knowing and intentional omission of a fact, material to the transactions contemplated by this Agreement, made or omitted with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party has relied (as opposed to any fraud claim based on constructive knowledge or negligent misrepresentation or similar theory) under applicable tort laws.

SECTION 9.7 Characterization of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Article IX shall be treated for all Tax purposes as an adjustment to the Base Merger Consideration unless otherwise required by Law.

SECTION 9.8 Prosecution of Escheat Matters. The parties acknowledge and agree that, promptly after Closing, Parent shall initiate and prosecute, and/or to cause the applicable Group Companies to initiate and prosecute, the resolution of all potential Escheat Matters outstanding as of Closing, in each case in consultation with the Equityholders’ Representative. The Equityholders’ Representative will fully cooperate with Parent and the Group Companies in the prosecution of the resolution of all Escheat Matters. At the request of the Equityholders’ Representative, the Equityholders’ Representative may participate with Parent and the applicable Group Companies in discussions and negotiations with the applicable Governmental Authorities regarding the resolution of any Escheat Matter. Parent shall not, and shall cause the applicable Group Companies not to, settle or pay any claim in resolution of any Escheat Matter without the Equityholders’ Representative’s prior written approval (such approval not to be unreasonably withheld, conditioned, or delayed). Any professional fees and related expenses and Allocated Labor Costs (as defined below) incurred in connection with the prosecution, negotiation, and resolution of any Escheat Matters in excess of $300,000.00 per calendar year or $600,000.00 in the aggregate shall require the approval of the Equityholders’ Representative, which approval shall not be unreasonably withheld, conditioned, or delayed. Parent shall track, and/or cause the applicable Group Companies to track, and report to the Equityholders’ Representative, on not less than a quarterly basis, those man-hours spent by employees of Parent or any applicable Group Company in gathering information and otherwise assisting in the prosecution of the resolution of the Escheat Matters, and the resulting allocated direct compensation expense for such employees (based upon a reasonable hourly rate for such employees) (“Allocated Labor Costs”), and any related costs and expenses incurred by Parent or any applicable Group Company arising out of or in connection with such activities.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.1 Equityholders’ Representative.

(a) Appointment. By virtue of the adoption of this Agreement by the Company’s stockholders, and without further action of any Company stockholder, each

Equityholder shall be deemed to have irrevocably constituted and appointed Spectrum Equity Investors V, L.P. (and by execution of this Agreement, Spectrum Equity Investors V, L.P. hereby accepts such appointment) as agent and attorney-in-fact for and on behalf of the Equityholders (in their capacity as such), with full power of substitution, to act in the name, place and stead of each Equityholder with respect to and in connection with and to facilitate the consummation of the transactions contemplated hereby, including the taking by the Equityholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Equityholders’ Representative under Section 2.8, Article IX or the Escrow Agreement (it being understood that the Equityholders’ Representative shall have no right to pursue any claim on behalf of any Company Indemnified Party in respect of the rights granted to Company Indemnified Parties under Section 6.6). The power of attorney granted in this Section 10.1 is coupled with an interest and is irrevocable, may be delegated by the Equityholders’ Representative and shall survive the death or incapacity of each Equityholder. No bond shall be required of any member of the Equityholders’ Representative, and the Equityholders’ Representative shall receive no compensation for its services.

(b) Limitation on Liability. The Equityholders’ Representative and each representative thereof shall not be liable to any Person for any act of the Equityholders’ Representative taken in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement and the Escrow Agreement (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment), except to the extent it is ultimately and finally determined by a court of competent jurisdiction and all rights of appeal have been lapsed that any Damages actually have been incurred by such Person as a proximate result of the gross negligence or bad faith of the Equityholders’ Representative. The Equityholders’ Representative shall not be liable for, and may seek indemnification from the Equityholders for, any Damages incurred by the Equityholders’ Representative while acting in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement and the Escrow Agreement, except to the extent it is ultimately and finally determined by a court of competent jurisdiction and all rights of appeal have been lapsed that any such Damages are the proximate result of the gross negligence or bad faith of the Equityholders’ Representative.

(c) Equityholder Reserve. The Equityholder Reserve shall be available to indemnify and hold the Equityholders’ Representative harmless against any Damages incurred by the Equityholders’ Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement and the Escrow Agreement, except to the extent it is ultimately and finally determined by a court of competent jurisdiction and all rights of appeal have been lapsed that any such Damages are the proximate result of the gross negligence or bad faith of the Equityholders’ Representative. The Equityholders’ Representative shall be entitled to recover any payments made on behalf of the Equityholders pursuant to the terms of this Agreement or the Escrow Agreement and any out-of-pocket costs and expenses reasonably incurred by the Equityholders’ Representative in connection with actions taken by the Equityholders’ Representative pursuant to the terms of this Agreement or the Escrow Agreement (including the hiring of legal counsel and the incurring of legal fees and costs), first from the Equityholder Reserve, and in the event the Equityholder Reserve is exhausted, then from the

Equityholders jointly and severally, including by way of offset against any amounts otherwise distributable to any Equityholder pursuant to the Escrow Agreement. Upon the determination of the Equityholders’ Representative, in its sole discretion, that the last date for performance of any duties on the part of the Equityholders’ Representative under this Agreement or the Escrow Agreement has occurred, the Equityholders’ Representative shall cause to be paid to each Equityholder by delivery of immediately available funds to such Equityholder an amount equal to the product of any remaining amount of the Equityholder Reserve multiplied by such Equityholder’s Applicable Percentage.

(d) Actions of the Equityholders’ Representative. From and after the Effective Time, a decision, act, consent or instruction of the Equityholders’ Representative with respect to this Agreement or the Escrow Agreement shall constitute a decision of all Equityholders and shall be final, binding and conclusive upon each Equityholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Equityholders’ Representative as being the decision, act, consent or instruction of each Equityholder. Parent is hereby relieved from any liability to any Person for any acts done by Parent in accordance with any such decision, act, consent or instruction of the Equityholders’ Representative.

SECTION 10.2 Expenses. Whether or not the Merger is consummated, and except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 10.3 Costs and Attorneys’ Fees. Subject to the limitations set forth herein, including Article IX, in the event that any Action is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party’s costs and reasonable attorneys’ fees incurred in connection with each and every such Action, including any and all appeals and petitions therefrom.

SECTION 10.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 10.4, when transmitted and receipt is confirmed by telephone and (iv) if otherwise actually personally delivered, when delivered; provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

(a) if to the Company (prior to the Closing), to:

Arrowhead General Insurance Agency SuperHolding Corporation

701 B Street

Suite 2100

San Diego, California 92101

Facsimile: (619) 881-8695

Attention: D. McDonald Armstrong

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

233 South Wacker Drive

Suite 5800

Chicago, Illinois 60606

Facsimile: (312) 993-9767

Attention: Richard S. Meller

(b) if to Parent or Merger Sub or, if after the Closing, to the Company, to:

Brown & Brown, Inc.

220 South Ridgewood Avenue

Daytona Beach, Florida 32114

Facsimile: (386) 239-7293

Attention: Robert W. Lloyd, General Counsel

(c) if to the Equityholders’ Representative, to:

Spectrum Equity Investors V, L.P.

333 Middlefield Road

Suite 200

Menlo Park, California 94025

Facsimile: (415) 464-4601

Attention: Brion B. Applegate

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

233 South Wacker Drive

Suite 5800

Chicago, Illinois 60606

Facsimile: (312) 993-9767

Attention: Richard S. Meller

SECTION 10.5 Public Announcements. Unless otherwise required by applicable Law or applicable stock exchange rules and regulations, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the other parties to this Agreement. If a public statement is required to be made pursuant to applicable Law or applicable stock exchange rules and regulations, the parties shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.

SECTION 10.6 Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

SECTION 10.7 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the other Schedules and the Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, except as otherwise expressly provided in this Agreement.

SECTION 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable, provided that Parent may assign this Agreement or any of its rights, interests or obligations hereunder to a wholly-owned subsidiary of Parent without the prior written consent of the other parties to this Agreement, provided further, however, that such assignment shall not relieve Parent of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.

SECTION 10.9 No Third-Party Beneficiaries. Except for Article II, Section 6.6 and Section 6.7, this Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.10 Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by all of the parties to this Agreement. Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.10.

SECTION 10.11 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting within the State of Delaware, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts; (ii) agrees that any claim in respect of any such Action may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in any such Delaware State or Federal court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such Delaware State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 10.4. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

SECTION 10.12 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

SECTION 10.13 Specific Performance. Each of Parent and Merger Sub, on the one hand, and the Company and the Equityholders’ Representative, hereby acknowledge and agree that the failure of either of them to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to consummate the Merger, may cause irreparable injury to the other parties, for which Damages, even if available, may not be an adequate remedy. Accordingly, each of Parent and Merger Sub, on the one hand, and the Company and the Equityholders’ Representative, on the other hand, hereby consents to the other party seeking the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder or injunctive relief against the other party’s activities in breach of this Agreement, without any requirement that a bond or other security be posted.

SECTION 10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Equityholders’ Representative have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BROWN & BROWN, INC., a Florida corporation

Name:	J. Scott Penny
Title:	Regional President & Chief Acquisitions Officer

PACIFIC MERGER CORP., a Delaware corporation

Name:	J. Scott Penny
Title:	President

ARROWHEAD GENERAL INSURANCE AGENCY SUPERHOLDING CORPORATION, a Delaware corporation

Name:	D. McDonald Armstrong
Title:	Chief Financial Officer & Chief Operating Officer

SPECTRUM EQUITY INVESTORS V, L.P.
a Delaware limited partnership (solely in its capacity as
the Equityholders’ Representative)

By:	Spectrum Equity Associates V, L.P.
Its:	General Partner

Name:	Brion B. Applegate
Title:	Managing Member

[Signature Page to Agreement and Plan of Merger]